Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

TVI CORPORATION,

TVI HOLDINGS ONE, INC.,

SIGNATURE SPECIAL EVENT SERVICES, LLC

RIVER ASSOCIATES INVESTMENTS, LLC

(as the Selling Parties Representative)

AND

THE MEMBERS OF SIGNATURE SPECIAL EVENT SERVICES, LLC

OCTOBER 31, 2006

i

3.20	Warranties	19
3.21	Employees	19
3.22	Employee Benefits	21
3.23	Environmental Matters	23
3.24	Legal Compliance	24
3.25	Governmental Authorizations	24
3.26	Certain Relationships	24
3.27	Brokers’ Fees	25
3.28	Books and Records	25
3.29	No Seller Material Adverse Effect	25
3.30	No Other Representations or Warranties	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		26

4.1	Organization and Corporate Power	26
4.2	Authorization of Contemplated Transactions	26
4.3	Noncontravention	26
4.4	Litigation	27
4.5	Finder’s Fees	27
4.6	No Other Representations or Warranties	27

ARTICLE V COVENANTS OF SELLER AND MEMBERS PRIOR TO CLOSING		27

5.1	Operation of the Business	27
5.2	Access	28
5.3	Maintenance of the Assets	28
5.4	Employees	28
5.5	Payment of Liabilities	28
5.6	Fulfillment of Conditions	28
5.7	Performance of Obligations	28

ARTICLE VI COVENANTS OF BUYER AND PARENT PRIOR TO CLOSING		28

ARTICLE VII FURTHER COVENANTS		28

7.1	Commercially Reasonable Efforts	28
7.2	Expenses	29
7.3	Governmental Authorizations	29
7.4	Receipt of Payments Post-Closing	29

7.5	Government Contract Matters	29
7.6	Returns & Reports; Taxes	30
7.7	Post-Closing Operation of Business	30
7.8	Collection of Accounts Receivable	30

ARTICLE VIII CLOSING: CONDITIONS PRECEDENT TO THE TRANSACTIONS		31

8.1	Closing	31
8.2	Conditions to Each Party’s Obligations	31
8.3	Conditions to Obligations of Buyer	31
8.4	Conditions to Obligations of Seller and the Members	33
8.5	Required Consents	34

ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFIT MATTERS		34

9.1	Information on Active Employees	34
9.2	Offers of Employment to Active Employees by Buyer	35
9.3	Salaries and Benefits	35
9.4	Seller's Retirement and Savings Plans	36
9.5	No Transfer of Assets	36
9.6	General Employee Provisions	36
9.7	Reasonable Assistance and Access to Records	37

ARTICLE X INDEMNIFICATION		37

10.1	Indemnification and Reimbursement by Seller and Members	37
10.2	Indemnification and Reimbursement by Buyer	37
10.3	Limitations on Amount: Seller and Members	38
10.4	Limitations on Amount: Buyer and Parent	38
10.5	Time Limitations	38
10.6	Escrow; Right of Setoff	39
10.7	Handling of Third-Party Claims	39
10.8	Other Claims	40
10.9	Miscellaneous	41

ARTICLE XI TERMINATION		41

11.1	Grounds for Termination	41
11.2	Effect of Termination	41

ARTICLE XII PUBLIC ANNOUNCEMENTS		42

ARTICLE XIII CONFIDENTIALITY AND BUSINESS PROTECTION PROVISIONS		42

13.1	“Confidential Information” Defined	42
13.2	Restricted Use of Confidential Information	43
13.3	Exceptions	43
13.4	Legal Proceedings	43
13.5	Return or Destruction of Confidential Information	44
13.6	Attorney-Client Privilege	44

ARTICLE XIV DEFINITIONS		44

ARTICLE XV MISCELLANEOUS		54

15.1	Entire Agreement	54
15.2	Amendment	54
15.3	Successors and Assigns	54
15.4	Notices	54
15.5	Governing Law; Service of Process; Venue	55
15.6	Waiver of Jury Trial	55
15.7	Interpretation	56
15.8	No Third Party Beneficiaries	56
15.9	Attorneys Fees	57
15.10	Counterparts; Facsimiles	57
15.11	Severability	57
15.12	Member Obligations	57
15.13	Representative of Seller and Members	57
15.14	Enforcement of Agreement	59

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	[intentionally omitted]
Exhibit D	[intentionally omitted]
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Landlord Consent and Estoppel
Exhibit G	Form of Legal Opinion

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into under seal as of October 31, 2006, among SIGNATURE SPECIAL EVENT SERVICES, LLC, a Delaware limited liability company, and its subsidiaries, if any (“Signature” or “Seller”); the members of the Seller who are signatories hereto (individually, a “Member” and collectively, the “Members”), RIVER ASSOCIATES INVESTMENTS, LLC, a Tennessee limited liability company (“Selling Parties Representative”), TVI HOLDINGS ONE, INC., a Maryland corporation, or its affiliated designee (“Buyer”), and TVI CORPORATION, a Maryland corporation (“TVI” or “Parent”). Buyer, Seller, Parent and Members are referred to herein individually as a “Party,” and collectively as the “Parties.”

BACKGROUND

Seller desires to sell, and Buyer desires to purchase, the Assets (defined below) and, as part of such sale and purchase, Buyer is willing to assume certain obligations and liabilities of Seller, to the extent they relate to the Business (defined below), as set forth in this Agreement. Moreover, in consideration of the direct and indirect benefits accruing to the Members as the equity owners of Seller, the Members have agreed to join in certain of Seller’s representations, warranties and covenants hereunder and indemnify the Buyer and Parent in the event of any breach thereof in order to induce Buyer and Parent to enter into this Agreement, without which inducement Buyer and Parent would not have entered into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties agree under seal as follows:

ARTICLE I

DEFINITIONS

For convenience, certain capitalized terms used herein are listed in alphabetical order and defined in ARTICLE XIV hereof or elsewhere in this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS

AND ASSUMPTION OF CERTAIN LIABILITIES

2.1 Sale and Purchase of Assets.

(a) Subject to the terms and conditions of this Agreement, including Section 3.10(a) hereof, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, all the right, title and interest of Seller in and to all property and assets owned by Seller and used in the Business, of every nature, kind and description, wherever located, including, without limitation the following (collectively, the “Assets”):

(i) All Tangible Assets;

(ii) all Accounts Receivable;

(iii) all Inventory and Rental Assets;

(iv) all Contracts of Seller and all Bids of Seller;

(v) all Governmental Authorizations and all pending applications therefor and renewals thereof;

(vi) all rent/security deposits, credits, prepayments, prepaid expenses (as scheduled), and deferred items (other than deferred income Taxes), claims, deposits, refunds, claims for refunds and rights to offset in respect thereof, rights against third parties, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes other than income Taxes), other prepaid items and all other intangible rights relating to the Assets or the Facilities, including, without limitation, those items as of September 30, 2006 listed on Schedule 2.1(a)(vi) (to the extent not reduced in the Ordinary Course of Business since such date);

(vii) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

(viii) all Seller Intellectual Property, including all going concern value, telephone, telecopy, website domains and e-mail addresses and listings and those items listed on Schedule 3.14(a), and any and all associated goodwill, including the name “Signature Special Event Services;”

(ix) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records, and all other printed, written or machine-readable materials in whatever form, including without limitation electronic databases, and whether held by Seller or stored on behalf of Seller by third parties, directly and exclusively related to any of the foregoing.

(b) Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes such Liability pursuant to Section 2.3.

2.2 Excluded Assets.

(a) Notwithstanding anything to the contrary herein, Seller shall not sell, transfer, convey, assign or deliver, and shall retain, any and all assets whatsoever in any of the following (the “Excluded Assets”): (i) all rights of Seller under this Agreement and the Transaction Documents, including the consideration received hereunder; (ii) any cash and cash equivalents; (iii) any note payable to Seller from any of Seller’s Members, equityholders or Affiliates (including, without limitation, any note receivable from Thomas Brown or any other Seller employees and any amount due under the February 28, 2003 Management Agreement between River Associates Investments, LLC and Seller); (iv) any of Seller’s Governing Documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, original minute books, and other documents relating to the organization, maintenance, and existence of Seller as a limited liability company; (v) all of Seller’s Federal income Tax

ASSET PURCHASE AGREEMENT

returns; (vi) any of Seller’s insurance policies, (vi) any rights under the June 7, 2006 Premium Finance Agreement between the Seller and AICCO, Inc. and (vii) all rights in connection with, and assets of, the Benefit Plans.

2.3 Assumption of Liabilities

(a) Subject to Section 2.3(b), at the Closing, Buyer shall assume, and shall agree to pay and discharge as and when due only the following liabilities (collectively, the “Assumed Liabilities”):

(i) Those of Seller’s trade accounts payable and other operational accrued expenses including, without limitation, customer deposits, unearned revenue and payment obligations under credit cards, which have arisen in the Ordinary Course of Business and which constitute current liabilities and are included as such on the Final Balance Sheet (the “Other Accrued Expenses”); and

(ii) All Liabilities of Seller under the Material Contracts of Seller (other than those expressly listed on Schedule 3.15(a) hereof as “Excluded Contracts”) arising after the Closing Date (the “Assumed Contracts”).

(b) Notwithstanding anything to the contrary herein, Buyer shall not be deemed to assume or to be otherwise liable, and Seller will be responsible for, any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”). The Excluded Liabilities include, without limitation: (i) all amounts outstanding under any and all indebtedness for borrowed money, including lines of credit, letters of credit, notes payable and loans payable and any Related Party Loan Amounts; (ii) all environmental Liabilities that arise out of or result from events occurring or conditions existing on or prior to the Closing Date; (iii) except for those payment obligations expressly referenced in Section 2.3(a)(i) above all Tax Liabilities of Seller, including any such Liabilities of Seller related to consummation of the Contemplated Transactions; (iv) any Liabilities arising out of Seller’s violation or failure to comply with any Legal Requirement or any Order; (v) except for those payment obligations expressly referenced in Section 2.3(a)(i) above, any Liability arising under any Seller Benefit Plans; (vi) except for those payment obligations expressly referenced in Section 2.3(a)(i) above, any Liability arising out of or relating to payroll, workers’ compensation, workers’ compensation premiums, or unemployment benefits arising prior to the Closing Date; (vii) except for those payment obligations expressly referenced in Section 2.3(a)(i) above, any Liability attributable to employment with Seller, work by independent contractors, or work for Seller through temporary or seasonal labor; (ix) any fees, costs and expenses incurred by Seller in connection with this Agreement and the Contemplated Transactions; (x) any Liabilities of the Seller to any of Seller’s Members, equityholders or Affiliates; (xi) any Liabilities arising out of Seller’s Breach under any Contracts of Seller or Governmental Authorizations prior to the Closing Date; (xii) any Liability associated with indemnity rights or other Claims under or related to the February 7, 2003 Asset Purchase Agreement entered into between United Rental, Inc. and Seller; and (xiii) any matter or condition disclosed in Section 3.9(j) (with respect to the “IRS Independent Contractor Matter” and the “2004 Withholding Discrepancy”), Section 3.15(a)(xiii), Section 3.19, Section 3.21(c) and Section 3.23.

2.4 Consideration for Asset Purchase.

(a) Subject to the terms and conditions of this Agreement, the consideration for the purchase of the Assets shall be Twenty Million Dollars ($20,000,000), adjusted by the estimated Closing Date Working Capital Deficiency or the estimated Closing Date Working Capital Excess, as the case may be (the “Purchase Price”).

ASSET PURCHASE AGREEMENT

(b) The Purchase Price shall be payable as follows:

(i) The cash payment described in Section 2.4(a) shall be made as follows:

(A) Two Million Dollars ($2,000,000)(the “Escrow Fund”), shall be deposited at the Closing in an escrow account pursuant to the terms of an Escrow Agreement in the form of Exhibit A attached hereto; and

(B) The balance thereof shall be paid to Seller by electronic funds transfer at the Closing;

(iii) Buyer shall execute an Assignment and Assumption Agreement in the form of Exhibit B to evidence its assumption of the Assumed Liabilities.

2.5 Post-Closing Adjustment for Working Capital.

(a) Closing Payment Adjustment. Subject to the provisions of Section 10.6 hereof, within five (5) Business Days after the final determination of the Final Balance Sheet as set forth below, the Purchase Price will be adjusted (the amount of any such adjustment, the “Closing Payment Adjustment”) and the Buyer or the Seller, as the case may be, will make whatever payments to each other as is necessary, if any, such that the Purchase Price is what it would have been had the Estimated Closing Date Working Capital equaled the Closing Date Working Capital reflected on the Final Balance Sheet (the “Closing Payment Adjustment Amount”).

(b) Adjustment Procedures. The adjustments described in this Section will be implemented as follows:

(i) Within seventy-five (75) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a balance sheet of Seller as of the Closing Date (the “Final Balance Sheet”). The Parties acknowledge and agree that for purposes of determining the Closing Payment Adjustment pursuant to this Section 2.5(b)(i) the Final Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with and utilizing the same principles, practices and policies of Seller as those used in preparing the unaudited financial statements referenced in subsection (b) of the definition of “Financial Statements.”

(ii) The Seller shall have the right to review the books and Records relating to, and the work papers of the Buyer and its advisors utilized in preparing the Final Balance Sheet. The Final Balance Sheet shall be binding on the Seller unless the Seller presents to the Buyer within thirty (30) days after receipt of the Final Balance Sheet from the Buyer written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

(iii) If the Seller delivers a timely notice of disagreement, the Buyer and the Seller shall attempt in good faith during the thirty (30) days immediately following the Buyer’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such thirty (30) day period, the Buyer and the Seller have not resolved their disagreements regarding the Final Balance Sheet, the Buyer and the Seller shall refer the items of disagreement for final determination to a mutually acceptable accounting firm with no prior relationship to the Parties (the “Independent Accountants”). The Buyer and the Seller shall be reasonably available to the Independent Accountants, who shall be instructed to render a final determination to both Buyer and Seller at the same time within the thirty (30) days immediately

ASSET PURCHASE AGREEMENT

following their receipt of the referral. The Final Balance Sheet shall be deemed to be conclusive and binding on the Buyer and Seller upon (A) the failure of the Seller to deliver to the Buyer a notice of disagreement within thirty (30) days of its receipt of the Final Balance Sheet prepared by the Buyer, (B) resolution of any disagreement by mutual agreement of the Buyer and the Seller after a timely notice of disagreement has been delivered to the Buyer, or (C) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them, as the case may be. The fees and disbursements of the Independent Accountants under this Section shall be shared equally by the Buyer and Seller.

(c) Payment of Closing Payment Adjustment. If the Closing Payment Adjustment Amount reflects an underpayment by Buyer to Seller, such amount shall be paid to Seller within five (5) days after the Final Balance Sheet has become final and binding on all Parties. Alternatively, if the Closing Payment Adjustment Amount reflects an overpayment by Buyer to Seller, the Seller shall make payment of such amount to the Buyer within five (5) days after the Final Balance Sheet has become final and binding on all Parties. In the event of a Closing Date Payment Adjustment, the payment due Seller or Buyer, as the case may be, under this Section 2.5 shall not be subject to the limitations of Section 10.3 and Section 10.4 hereof and Buyer’s indemnification rights under Article X hereof will be unaffected thereby. An example of the Closing Payment Adjustment calculation is included on Schedule 2.5(c).

2.6 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated among the Assets as determined mutually by Seller and Buyer and in accordance with Schedule 2.6. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the Contemplated Transactions in a manner consistent with such allocation, including but not limited to the preparation and filing of Form 8594 under Code Section 1060 with their respective federal, state and local income tax returns for the taxable year that includes the Closing Date unless otherwise required by applicable law. In any Proceeding related to the determination of any Tax, no Party shall contend or represent that such allocation is not a correct allocation.

2.7 Escrow Fund. The purposes of the Escrow Fund shall be to fund payment of claims for indemnity pursuant to Article X. The Escrow Fund shall be maintained for fifteen (15) months in accordance with the Escrow Agreement. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBERS

The Seller and the Members, jointly and severally, represent and warrant to the Buyer and the Parent that, except as set forth in the attached Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III and shall identify the specific exception(s) to which such disclosure relates. The disclosures in any section or subsection of the Disclosure Schedule shall not qualify as a disclosure in any other section or subsection in this Article III unless it is clear from a reading of the disclosure that such disclosure is applicable to such other section or subsection.

ASSET PURCHASE AGREEMENT

3.1 Organization, Qualification and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the powers necessary to own, lease and operate the assets and properties it now owns, leases and operates and to carry on its business as now conducted. Seller is duly qualified and in good standing as a foreign limited liability company in each of Maryland, North Carolina, Florida, Kentucky, New Jersey and California. Such states constitute all of the jurisdictions in which the nature of its business or its properties requires qualification. The Seller has furnished to the Buyer true, complete and correct copies of its Governing Documents. The Seller is not in default under, or in violation of any provision of, its Governing Documents.

3.2 Membership; Capitalization.

(a) The Members are the only members of the Seller. Each Member which is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, as set forth on Schedule 3.2(a). Each individual Member is a resident of his or her indicated jurisdiction as set forth on Schedule 3.2(a). The current address and telephone number of each Member are set forth on Schedule 3.2(a). Each Member holds his respective membership interests in the Seller free and clear of any Encumbrance.

(b) The authorized equity securities of Seller consist of units of equity ownership in the Seller, designated as Class A Units, Class B Units, Class C Units and Class D Units (the “Seller Equity”). Schedule 3.2(b)(i) sets forth, as of the date hereof, all of the issued and outstanding Seller Equity and the owners of record of such Seller Equity. The Seller Equity: (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record only by the indicated Member; and (iv) was not issued in violation of any preemptive rights, rights of first refusal or first offer or other right. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Seller, nor are there any voting trusts, proxies, equity holder agreements or any other agreements or understandings with respect to the ownership, control or voting of the Seller Equity. Except as set forth on Schedule 3.2(b)(ii) there are no outstanding options, or preemptive rights or rights of first refusal or first offer, nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Seller or any Seller is a party or by which Seller or any Seller is bound relating to any equity securities of Seller, whether or not outstanding, other than Seller’s Amended and Restated Limited Liability Company Agreement dated March 28, 2003, as amended (the “LLC Agreement”) and Seller’s Amended and Restated Members’ Agreement, dated March 28, 2003, (as amended) (the “Members Agreement”), full copies of each of which have been provided to Buyer. All of Seller’s Equity and any other securities whatsoever of Seller have been granted, offered, sold and issued in compliance with all applicable Legal Requirements.

3.3 Authorization of Contemplated Transactions. The Seller and each of the Members (other than individuals) has all requisite corporate (with respect to River Signature, Inc.) or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller and Members of this Agreement and the consummation by the Seller and Members of the Contemplated Transactions have been duly and validly authorized by all necessary corporate (with respect to River Signature, Inc.) or limited liability company action on the part of the Seller, including the approval of the holders of all of the issued and outstanding Seller Equity. This Agreement has been duly and validly executed and delivered by the Seller and the Members and constitutes a valid and binding obligation of the Seller and the Members, enforceable against the Seller and the Members in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

ASSET PURCHASE AGREEMENT

3.4 Noncontravention. Neither the execution and delivery by the Seller and the Members of this Agreement, nor the consummation by the Seller and Members of the Contemplated Transactions, will: (a) conflict with or violate any provision of the Governing Documents of the Seller or any Member, (b) require on the part of the Seller or the Members any filing with, or Governmental Authorization of, any Governmental Body, (c) except for the Consents and filings specified on Schedule 3.4(c) (the “Required Consents”), conflict with, result in a Breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, novation, consent or waiver under, any Contract to which the Seller or the Members is a party or by which the Seller or the Members are bound or to which any of their respective assets is subject, (d) result in the imposition of any Encumbrance upon any assets of the Seller or the Members or (e) violate any Order or Rule applicable to the Seller or any Member or any of his or its respective properties or assets.

3.5 No Subsidiaries. The Seller has no subsidiaries. The Seller does not own or control, directly or indirectly, or have any direct or indirect equity ownership, participation or similar interest in any Person.

3.6 Financial Statements; Books & Records.

(a) The Seller has provided to the Buyer the Financial Statements, copies of which are attached hereto as Schedule 3.6(a)(i). Except as set forth on Schedule 3.6(a)(ii), the Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and Records of the Seller, all in accordance with GAAP; provided, however, that the Financial Statements referred to in clause (b) of the definition of “Financial Statements” are subject to normal recurring year-end adjustments that will not, individually or in the aggregate, be material and do not include footnotes and other presentation items. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of managers or the audit committee thereof (or comparable bodies) since Seller’s Inception, together with copies of all responses thereto.

(b) The books of account and other financial Records of Seller, all of which have been made available to Buyer, represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain records of all meetings held of, and limited liability company action taken by, the Members, the board of managers and committees of the board of managers of Seller (or other comparable body), and no meeting of any such Members, board of managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the date of the Most Recent Balance Sheet, the Seller has operated its business only in the Ordinary Course of Business, and, except as set forth in Schedule 3.7:

(a) the Seller has not incurred any Debt;

(b) the Seller has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

ASSET PURCHASE AGREEMENT

(c) the Seller has not created any Encumbrance on any of its assets, tangible or intangible;

(d) except for sales to customers of the Seller’s products and services in the Ordinary Course of Business, the Seller has not sold, assigned or transferred any of its tangible assets;

(e) the Seller has not (i) amended any Contract with a Person that is or would be a Significant Person, or (ii) entered into or amended any Contract, other than a customer agreement, that is or would be a Material Contract;

(f) the Seller has not: (i) entered into or amended any employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or increased the payments to or benefits under, any Benefit Plan, or (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors, officers or employees;

(g) the Seller has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

(h) the Seller has conducted and reflected in its books and Records each transaction referenced in Schedule 3.7 on an arm’s-length basis;

(i) there has been no change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect;

(j) there has not been any material casualty, loss, damage or destruction (whether or not covered by insurance);

(k) the Seller has not made any expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $25,000;

(l) the Seller has not issued, sold or otherwise disposed of any debenture, note, stock, or equity interest or modified or amended any right of any holder thereof;

(m) the Seller has not amended, terminated, waived, disposed of, or permitted to lapse, any material license or Governmental Authorization;

(n) the Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business (where any such payment or Liability of $25,000 or more shall not be deemed to be in the Ordinary Course of Business);

(o) the Seller has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business (where any such right or claim involving an amount of $25,000 or more shall not be deemed in the Ordinary Course of Business) and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

(p) there has not been any material change in the accounting methods used by Seller; and

ASSET PURCHASE AGREEMENT

(q) there has not been any amendment to the Governing Documents of the Seller.

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8, the Seller does not have any Liability, except for: (a) Liabilities shown on the Most Recent Balance Sheet, and (b) Liabilities which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business.

3.9 Taxes.

(a) Except as set forth on Schedule 3.9(a), the Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Except as set forth on Schedule 3.9(a), the Seller has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns that were due and payable. Except as set forth on Schedule 3.9(a), all Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Body. Except as set forth on Schedule 3.9(a), the Seller has complied with all information reporting and back-up withholding requirements including maintenance of the required Records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other Third Party.

(b) The unpaid Taxes of the Seller for periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Except for taxes associated with the consummation of the Contemplated Transactions, all Taxes attributable to the period from and after the date of the Most Recent Balance Sheet and continuing through the Closing Date are, or will be, attributable to the conduct by the Seller of its operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.

(c) The Seller has delivered to the Buyer: (i) complete and correct copies of all income Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The income Tax Returns of the Seller specified in Schedule 3.9(c)(i) have been audited by the Internal Revenue Service or other applicable Governmental Body or are closed by the applicable statute of limitations for all periods through and including the Taxable period specified in Schedule 3.9(c)(i). The Seller has delivered or made available to the Buyer complete and correct copies of all other Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. Except as set forth on Schedule 3.9(c)(ii), no examination or audit of any Tax Return of the Seller by any Governmental Body is currently in progress or, to the Knowledge of the Seller, threatened or contemplated, and the Seller does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Seller. Except as set forth on Schedule 3.9(c)(ii), the Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.

(d) Except as set forth on Schedule 3.9(c)(ii), the Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Body.

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(e) Except as set forth on Schedule 3.9(c)(ii), the Seller is not a party to any Tax Proceeding. The Seller is not and never has been a party to any specific transaction the main purpose of which has been to avoid, defer, or reduce Taxes. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Seller, other than with respect to Taxes not yet due and payable.

(g) Schedule 3.9(g) lists all the states and localities with respect to which the Seller is required to file any corporate, income or franchise tax returns. The Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(h) None of the assets of the Seller: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i) Schedule 3.9(i) sets forth each jurisdiction in which the Seller files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Seller’s nexus with such jurisdiction.

(j) Except as set forth on Schedule 3.9(j), to the Seller’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Encumbrance on the assets of the Seller, or would reasonably be expected to result in a Seller Material Adverse Effect.

3.10 Title; Condition of Assets.

(a) Except as set forth on Schedule 3.10(a), the Assets: (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller, and (ii) include all of the operating assets of Seller. Seller owns good and transferable title to all of the Assets, free and clear of any Encumbrances and all Assets are free and clear of all Encumbrances, except for: (i) rights of lessors or lessees under the terms of the existing leases which are disclosed in Schedule 3.10(a)(i); (ii) liens for Taxes not yet due and payable for which Seller shall remain responsible unless expressly included herein as part of the Assumed Liabilities; (iii) liens imposed by any Legal Requirement and incurred in the Ordinary Course of Business for obligations not yet due and payable to laborers and materialmen; (iv) unperfected purchase money security interests existing in the Ordinary Course of Business without the execution of a security agreement (such items specified in the foregoing subsections (i) through (iv) being referred to herein as “Permitted Encumbrances”); and (v) Encumbrances expressly disclosed in Schedule 3.10(a)(v).

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(b) Schedule 3.10(b) lists all Rental Assets. Except as set forth on Schedule 3.10(b), all Rental Assets are Rental Ready. Seller has not entered into any Contract that grants a customer or any Third Party an option or other right to purchase any of the Rental Assets. Each Tangible Asset (other than Rental Assets) is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No Tangible Asset (other than Rental Assets) is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(c), all Tangible Assets used in Seller’s business are in the possession of Seller.

(c) Schedule 3.10(c) lists: (i) all fixed assets (within the meaning of GAAP) of the Seller, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the date of the Most Recent Balance Sheet, subject to normal recurring year-end adjustments that will not, individually or in the aggregate, be material, and (ii) all other Tangible Assets (other than Inventory).

(d) Each item of equipment, motor vehicle and other asset that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner to maintain such item will have been discharged in full.

3.11 Accounts Receivable. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of September 30, 2006, which list sets forth the aging of each such Account Receivable. All Accounts Receivable that are reflected on the Most Recent Balance Sheet and on the accounting Records of Seller as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Other than as identified on Schedule 3.11 and except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Most Recent Balance Sheet or on the Final Balance Sheet, respectively (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or, to the Knowledge of Seller, will be collected in full, without any setoff, within one hundred fifty (150) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.12 Inventory. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Audited Balance Sheet or the Most Recent Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventory have been valued at the lower of cost or market value on a first in, first out basis. Inventory on hand as of the Closing Date that were purchased after the date of either the Audited Balance Sheet or the Most Recent Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventory are valued as of the Closing Date, according to GAAP.

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3.13 Real Property Leases.

(a) The Seller does not own, and has never owned, any real property.

(b) Schedule 3.13 lists all Leases. The Seller has delivered to the Buyer true, complete and correct copies of the Leases. With respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) neither the Seller nor to the Knowledge of the Seller, any other Person, is in Breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a Breach or default by the Seller or, to the Knowledge of the Seller, any other party under such Lease and to the Knowledge of the Seller, each parcel of Leased Real Property is in compliance in all material respects with all applicable Legal Requirements and Governmental Orders;

(iv) there are no disputes, oral agreements or forbearance programs in effect as to such Lease and no Person is currently entitled to assert any defense, off-set or penalty with respect to such Lease;

(v) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(vi) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities and have all necessary governmental approvals and permits required in connection with the operation thereof;

(vii) the Seller is not aware of any Encumbrance, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto;

(viii) other than the rental payment amounts set forth in Schedule 3.13, to the Knowledge of the Seller, no other amounts are owed or reasonably likely to be owed by the Seller with respect to any parcel of Leased Real Property; and

(ix) other than as set forth in Schedule 3.13, no landlord or Third Party Consent or other approval is required in connection with the transfer of the each such Lease in connection with this Agreement.

(c) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.

3.14	Intellectual Property.

(a) Schedule 3.14(a) sets forth a list of all patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright

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registration applications, domain names, mask works registrations and mask works registration applications, both domestic and foreign, that are owned by Seller (collectively, “Registered Intellectual Property”), in each case enumerating specifically the applicable filing or registration number, subject matter, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all applicants, registrant(s) and current registered owner(s), as applicable, and status of any required issuance, renewal, maintenance or other payments. Schedule 3.14(a) also lists all unregistered trademarks, service marks and certification marks used by the Seller or any of its Affiliates. Schedule 3.14(a) also lists (i) any inter-Parties Proceedings before any Governmental Body (including the United States Patent and Trademark Office (“PTO”)), Internet registration authority, Uniform Domain Name Dispute Resolution Policies (“UDRP”) tribunal or equivalent authority anywhere in the world related thereto and (ii) the date on which such registrations will expire or by which time the rights therein will have to be renewed or extended to prevent expiration, lapse or other loss. The Registered Intellectual Property and all other Intellectual Property that are owned by the Seller are referred to herein as the “Owned Intellectual Property.” Except as set forth in Schedule 3.14(a), the Seller owns all right, title and interest in and to the Owned Intellectual Property validly and beneficially, free and clear of all Encumbrances, with the sole and exclusive right to use the same, subject to those licenses granted to others by the Seller and listed in Schedule 3.14(a). The names of all joint owners of any jointly-owned Owned Intellectual Property are listed in Schedule 3.14(a). The Seller has complied with its duty of candor and disclosure to the PTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Seller (the “Patent Applications”) and has made no material misrepresentation in the Patent Applications. All assignments of Registered Intellectual Property have been properly executed and recorded. All patents and registrations included in the Registered Intellectual Property are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller. There are no inventorship challenges or interferences declared with respect to any patents or patent applications included in the Registered Intellectual Property. The Seller has taken reasonable measures to protect the proprietary nature of each item of Owned Intellectual Property.

(b) Set forth in Schedule 3.14(b) is a list of (i) all material licenses, assignments and other transfers or grants of rights or interests (including any covenants not to asserts rights) in or to Owned Intellectual Property granted to others by the Seller or any of its Affiliates, and (ii) all material licenses, assignments and other transfers or grants of rights or interests in or to any Intellectual Property granted to the Seller by others (such items in this clause (ii), “Licensed Intellectual Property,” and, together with the Owned Intellectual Property, the “Seller Intellectual Property”). None of the rights related to the Intellectual Property are subject to termination or cancellation or change in its terms or provisions governing their use or other exploitation as a result of this Agreement or the transactions contemplated by this Agreement.

(c) None of the Seller Intellectual Property or the Seller’s products and services, or the manufacturing, importation, sale, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Schedule 3.14(c) lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to the Buyer true, complete and correct copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. The Seller has provided to the Buyer true, complete and correct copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

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(d) The Seller has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any Person, except pursuant to the agreements listed on Schedule 3.14(d), and the Seller has taken all reasonable measures to prevent disclosure of such source code. To the extent the Seller owns any proprietary Software, such Software does not embed, integrate, bundle, aggregate, link, or otherwise include any open source software.

(e) Except as set forth in Schedule 3.14(e), all of the copyrightable materials (including Software) embedded in, integrated in or incorporated in the Seller’s products and services have been created by employees of the Seller within the scope of their employment by the Seller, or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable materials was jointly developed with any Third Party. Further, except as set forth in Schedule 3.14(e), all patent rights in the Seller’s products and services have been created by employees or contractors of the Seller all of whom have executed agreements expressly assigning all right, title and interest in such patent rights to the Seller. No portion of such patent rights was jointly developed with any Third Party, or includes patentable contributions from any Third Party. Schedule 3.14(e) identifies each agreement between the Seller and (i) an employee; and/or (ii) an independent contractor, relating to the Intellectual Property.

(f) Schedule 3.14(f) identifies each item of the Internal Systems. To the Knowledge of the Seller, the Internal Systems and the Seller Intellectual Property are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor, if any.

3.15	Contracts.

(a) Schedule 3.15 lists the following agreements, arrangements or understandings (written, oral or otherwise) to which the Seller is a party as of the date of this Agreement (each, a “Material Contract”):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) with customers to which the Seller is delivering products or services or contemplating delivering products or services;

(iii) any agreement (or group of related agreements) with vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Seller’s services or products;

(iv) any agreement concerning confidentiality or containing covenants restraining or limiting the freedom of the Seller to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of the Buyer, the Parent or any Affiliate thereof to engage in any line of business or compete with any Person;

(v) any agreement containing a right of first refusal;

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(vi) any agreement (or group of related agreements) that is terminable upon or prohibits the consummation of the Contemplated Transactions, or that requires consent in connection with the Contemplated Transactions;

(vii) any agreement (or group of related agreements) that provides for the Seller to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Seller of exclusive or preferred rights of any kind;

(viii) any agreement (or group of related agreements) that provides for any Person to be the exclusive or a preferred provider of any product or service to the Seller, or the exclusive or a preferred recipient of any product or service of the Seller during any period of time or that otherwise involves the granting by the Seller to any Person of exclusive or preferred rights of any kind;

(ix) any agreement (or group of related agreements) in which a party has agreed to purchase a minimum quantity of goods or services or that includes specific service level commitments;

(x) any agreement (or group of related agreements) in which the Seller has granted manufacturing rights, “most favored nation” or similar pricing provisions or marketing or distribution rights relating to any products or territory;

(xi) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt or under which it has imposed (or may impose) an Encumbrance on any of its assets, tangible or intangible;

(xii) any agreement for the disposition of any portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of Inventory or components in the Ordinary Course of Business);

(xiii) any employment, consulting or similar agreement;

(xiv) any agreement involving any current or former officer, director or equityholder of the Seller or an Affiliate thereof;

(xv) any agreements that, by their terms bind Affiliates of the Seller or will bind Affiliates of the Buyer after the Closing;

(xvi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(xvii) any agreement which contains any provisions requiring the Seller to indemnify any other Person; and

(xviii) any other agreement (or group of related agreements) either (A) involving more than $25,000, (B) not entered into in the Ordinary Course of Business or (C) that is otherwise material to the Seller.

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(b) The Seller has delivered to the Buyer a true, complete and correct copy of each agreement listed on Schedules 3.14 or 3.15, or with respect to each such unwritten agreement, the Seller has provided a detailed description of the terms of such unwritten agreement. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) except as set forth on Schedule 3.15(b)(iii), neither the Seller nor, to the Knowledge of the Seller, any other Person, is in Breach or violation of, or default under, any material provision of such agreement, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a Breach or default of any material provision of such agreement by the Seller or, to the Knowledge of the Seller, of any other Person under such agreement; (iv) neither the Seller nor, to the Knowledge of the Seller, any other Person, has made any misrepresentation under any provision of such agreement likely to result in a claim of $25,000 or greater; (v) to the Knowledge of Seller, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation by an amount of $25,000 or greater; and (vi) each Material Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.16 Government Contract Matters.

(a) Schedule 3.16(a) identifies all of the Seller’s Government Contracts. Except as set forth in Schedule 3.16(a), and in addition to the representations made by Seller in Section 3.15 hereof, with respect to each and every such Government Contract or Bid which, if accepted, would result in a Government Contract (a “Government Bid”) to which any Seller, is a party:

(i) the Seller has complied with all terms and conditions of such Government Contracts or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

(ii) the Seller has complied with all requirements of all Rules or agreements pertaining to such Government Contracts or Government Bid;

(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contracts or Government Bid were, to the Seller’s Knowledge, complete and correct as of their effective date, and the Seller has, to the Seller’s Knowledge, complied with all such representations and certifications;

(iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Seller, either in writing or, to the Seller’s Knowledge, orally, that the Seller has breached or violated any Rule, certification, representation, clause, provision or requirement pertaining to such Government Contracts or Government Bid;

(v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contracts or Government Bid;

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(vi) to the Seller’s Knowledge, no cost incurred by the Seller pertaining to such Government Contracts or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the United States Government; and

(vii) to the Seller’s Knowledge, no money due to the Seller pertaining to such Government Contracts or Government Bid has been withheld or set off nor has any claim been made to withhold or set-off money and the Seller is entitled to all progress payments received with respect thereto. Each Government Contracts is valid and subsisting.

(b) Except as set forth in Schedule 3.16(b):

(i) neither the Seller nor, to the Seller’s Knowledge, any of its managers, officers, employees, consultants, agents or Affiliates is (or during the last three (3) years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Body, or any audit or investigation by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and have not entered into any plea or settlement agreement with respect thereto; and

(ii) during the last three (3) years, the Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid. To the Seller’s Knowledge, there exists no irregularity, misstatement or omission arising under or relating to any Government Contracts or Government Bid that has led or could lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(c) Except as set forth in Schedule 3.16(c), there exist:

(i) no outstanding claims, demands or requests for equitable adjustment against the Seller either by the United States Government or by any prime contractor, subcontractor, vendor or other Third Party, arising under or relating to any Government Contracts or Government Bid; and

(ii) no disputes between the Seller and the United States Government under the Contract Disputes Act or any other Federal statute or to the Seller’s Knowledge, between any Member and any prime contractor, subcontractor or vendor arising under or relating to any Government Contracts or Government Bid. To the Seller’s Knowledge, except as set forth in Schedule 3.16(c), the Seller has no interest in any pending or potential claim against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contracts or Government Bid. Schedule 3.16(c) lists each Government Contracts which is currently under audit (other than routine audits conducted in the ordinary course of business) by the United States Government or any other Person that is a party to such Government Contracts.

(d) Except as set forth in Schedule 3.16(d), during the last three (3) years, the Seller has not been debarred or suspended from participation in the award of contracts with the United States or any Governmental Body (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), nor has the Seller entered into any administrative settlement agreement with respect to any actual or threatened suspension or debarment. To the Seller’s Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment

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proceedings or the finding of nonresponsibility or ineligibility on the part of the Seller with respect to the Business or any director, officer, manager or employee of the Seller in respect of the Business. To the Seller’s Knowledge, no payment has been made by the Seller, or by any Person on behalf of the Seller, in connection with any Government Contracts in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. Except as set forth in Schedule 3.16(d), the Seller’s cost accounting and procurement systems and the associated entries reflected in the Seller’s financial statements with respect to the Government Contracts are in compliance in all respects with all Rules.

(e) Except as set forth in Schedule 3.16(e), all goods and services provided by the Seller to the United States Government pursuant to any Government Contracts or to any other Person pursuant to any Government Contracts or as a part of the delivery to the United States Government or to any other Person pursuant to any Government Contracts of any article designed, engineered or manufactured in the Business were complete and correct in all material respects as of the date so provided. Except as set forth in Schedule 3.16(e), the Seller has provided all goods and services to the United States Government or to any other Person pursuant to the Government Contracts as required by rule and/or the terms of the applicable Government Contracts.

(f) Except as set forth in Schedule 3.16(f), the Seller has not, within the three (3) years prior to the date hereof, received any adverse or negative assessment of its performance under any Government Contracts.

(g) Any security clearances held by the Seller and its employees are in full force and effect and constitute all of the security clearances necessary for the conduct of the Seller’s business as currently conducted.

3.17 Customers and Suppliers.

(a) Schedule 3.17(a) sets forth a list of each customer of the Seller which has paid more than $50,000 to the Seller in either of the following periods: (i) January 1, 2005 through December 31, 2005, and (ii) January 1, 2006 through September 30, 2006. Such listing includes the amounts paid to the Seller by such customer during each such period. Except as set forth on Schedule 3.17(a), all customers are located in the United States and none of Seller’s products and services are sold, delivered or performed outside of the United States.

(b) Schedule 3.17(b) sets forth a list of each supplier of the Seller to which the Seller has paid more than $25,000 in either of the following periods: (i) January 1, 2005 through December 31, 2005, and (ii) January 1, 2006 through September 30, 2006. Such listing includes the amounts paid by the Seller to such supplier during each such period.

(c) Each customer or supplier listed on Schedule 3.17(a) and 3.17(b) is a referred to herein as a “Significant Person”. Except as set forth in Schedule 3.17(c), Seller has not received any written notice from any Significant Person that such Person intends to terminate or materially and adversely modify any existing agreements with the Seller, or materially reduce the amount paid to the Seller for products or services and, to the Knowledge of the Seller, no Significant Person has threatened to terminate any continuing relationship it has with the Seller. The Seller has not received written notice from any Significant Person that it has filed or intends to file a petition under applicable bankruptcy laws or otherwise seek relief from or make an assignment for the benefit of its creditors.

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3.18 Insurance. Schedule 3.18 lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers, fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect including the name of the insurer and policy numbers. To the Knowledge of the Seller, such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Seller. There is no claim pending or, to the Knowledge of the Seller, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Seller will not be liable for retroactive premiums or similar payments and the Seller is otherwise in compliance in all material respects with the terms of such policies. The Seller has not been denied insurance coverage at any time since Seller’s Inception and no policies have been cancelled or have been refused to be renewed by the insurer since Seller’s Inception. The Seller has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Seller has not failed to timely give any notice required or failed to satisfy any requirements under such insurance policies or binders of insurance.

3.19 Litigation. Except as set forth in Schedule 3.19, there is no Proceeding which is pending or, to the Knowledge of the Seller, has been threatened against the Seller, and to the Knowledge of the Seller, no event has occurred or circumstance exists that would be reasonably likely to give rise to or serve as the basis for any Proceeding. There are no judgments, orders or decrees outstanding against the Seller.

3.20 Warranties. Except as set forth in Schedule 3.20, none of the products and services provided by the Seller are subject to any guaranty, warranty, right of credit or other indemnity.

3.21 Employees.

(a) Schedule 3.21(a) accurately identifies, as of the date of this Agreement, the following information as to each such employee: name, position/title, date of hire, whether on leave of absence or layoff status, and the following information since September 30, 2005: weekly salary or hourly wage rate, annual overtime compensation, bonuses received, and the date and amounts of increases to their wage rate or salary.

(b) Except as disclosed in Schedule 3.21(b), with respect to the Seller: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) since Seller’s Inception, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) to the Knowledge of the Seller, either currently or at anytime since September 30, 2004, no union organizing or decertification efforts are or were underway or contemplated and no other question concerning representation exists or existed; (iv) no labor strike, work stoppage, slowdown, or other labor dispute has occurred since Seller’s Inception, and none is underway or, to the Knowledge of the Seller, contemplated; (v) there is no pending or, to the Seller’s Knowledge, contemplated, workers’ compensation liability, experience or matter; and (vi) there is no claim, charge, complaint, grievance, arbitration, litigation, administrative proceeding, investigation, inquiry, obligation or other Claim of any kind arising out of employment-related acts or omissions, pending or, to the Seller’s Knowledge, threatened, in any forum, nor does Seller have any Knowledge of any basis for any such Claim.

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(c) Schedule 3.21(c) lists all employment-related Claims that have been filed or threatened with respect to Seller’s employees during the past three (3) years. A copy of all documents related to any Claim listed on the Schedule is attached to the Schedule.

(d) To the Knowledge of the Seller, no Significant Employee: (i) has any present intention to terminate or reduce his employment, or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such individual and any other Person besides the Seller, that would be material to the performance of such individual’s employment duties, or the ability of the Seller to conduct its business.

(e) Seller has complied in all material respects with all laws relating to employment including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes.

(f) Within the past four (4) years, the Seller has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without Seller’s full compliance with all legal obligations. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated no more than ten (10) employees.

(g) There is no obligation, expectation or other commitment to make any further bonuses or other payments to any of Seller’s employees in respect of periods prior to the Closing Date (whether relating to the Seller’s profits or otherwise).

(h) Other than with respect to employment-related Other Accrued Expenses assumed by Buyer, on or before Closing, Seller will pay all compensation (including but not limited to payment for accrued but unused vacation, comp time, sick leave, etc.) which it owes to its employees with respect to all periods through the date of Closing.

(i) There are no employment agreements with respect to any employee of Seller and all of Seller’s employees are employed on an at-will basis. There is no obligation to provide any form of severance or post-Closing compensation to any employee or independent contractor of Seller.

(j) [intentionally omitted]

(k) Except as set forth in Schedule 3.21(k), Seller does not have an affirmative action plan, Seller is not subject to any consent decree, and Seller has no employment-related obligations under any judgment or agreement. A copy of any such plan, decree, judgment, or agreement is attached to such Schedule.

(l) Seller has provided Buyer with all work rules, policies, etc. and a copy of its present and all former employee handbook and manuals.

(m) Schedule 3.21(m) lists all workers’ compensation claims filed by any of its employees since Seller’s Inception, including for each claim, the name of the employee, the nature of the injury and the amount of workers’ compensation benefits awarded.

(n) Schedule 3.21(n) lists the name of each Person engaged by Seller as an independent contractor and the amounts paid to each independent contractor during each of the past three

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(3) years and during 2006. Such Schedule also sets forth the name and address of each temporary employment agency or company utilized by Seller since January 1, 2004 and the amounts paid to each temporary employment agency or company. The Seller will provide Buyer with a copy of all agreements, Form 1099s, insurance policies, and other documentation related to its engagement of independent contractors and temporary employment agencies or companies. Schedule 3.21(n) lists any Claim related to an independent contractor or to a worker supplied to Seller by a temporary employment agency or company which was filed or threatened since Seller’s Inception and Seller does not have any Knowledge of any basis for any other Claim. Seller has fully complied with all of its obligations to each independent contractor and each temporary employment agency or company.

(o) Schedule 3.21(o) contains a list of all employees of the Seller who are a party to a non-competition or confidentiality/assignment of inventions agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Schedule 3.21(o) contains a list of all employees of the Seller who are not citizens of the United States.

3.22 Employee Benefits.

(a) Schedule 3.22 is a complete and correct listing of all Benefit Plans currently maintained or ever maintained by Seller, together with true, complete and correct copies of such Benefit Plans, agreements and any trusts related thereto, summaries of the Benefit Plans and other written communications regarding the Benefit Plans distributed to employees, and classifications of employees covered thereby as of the date of the Most Recent Balance Sheet. Unless disclosed in Schedule 3.22, Seller is not required to contribute to any Benefit Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of Seller’s employees.

(b) All Benefit Plans that are intended to qualify under Section 401(a) of the Code are and have been so qualified and have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been delivered to Buyer’s counsel. All reports and other documents required to be filed with any Governmental Body or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been provided to Buyer. Neither the Members, any such Benefit Plan, Seller, nor any “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code or Section 3(14) of ERISA) has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a) of ERISA, and Seller has not incurred any Liability for excise tax or penalty due to the Internal Revenue Service or any Liability to the PBGC.

(c) There have been no terminations, partial terminations or discontinuance of contributions to any such Benefit Plan intended to qualify under Section 401 (a) of the Code.

(d) No such Benefit Plan subject to the provisions of Title IV of ERISA has been terminated.

(e) There have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any Benefit Plan.

(f) Seller has not incurred Liability under Section 4062 of ERISA.

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(g) No circumstances exist pursuant to which Seller could have any direct or indirect Liability whatsoever (including, but not limited to, any Liability to any multi-employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such Liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any entity other than Seller that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes Seller.

(h) Seller is not now, nor can it as a result of its past activities become, liable to the PBGC or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA.

(i) All Benefit Plans and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the Code and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations and other guidance. Seller has delivered to Buyer true, complete and correct copies of the Annual Returns filed for each Benefit Plan for the three most recent plan years and true, complete and correct copies of any reports issued to Seller with respect to each Benefit Plan by the Third Party administrator of each Benefit Plan, including the Plan’s financial statements and discrimination testing for the three most recent plan years.

(j) All accrued contribution obligations of Seller with respect to any Benefit Plan have either been fulfilled in their entirety or are fully reflected on the balance sheet of Seller as of the date of the Most Recent Balance Sheet.

(k) No claim, lawsuit, arbitration or other action has been threatened, asserted, or instituted against any Benefit Plan or related trust, any trustee or fiduciaries thereof, Seller, or any director, officer or employee thereof.

(l) No Benefit Plan is currently, or ever has been, under audit or investigation by any Governmental Body and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(m) Each Benefit Plan intended to meet requirements for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code satisfies the applicable requirements under the Code.

(n) With respect to each Benefit Plan that is funded fully or partially through an insurance policy, Seller has no Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of the Most Recent Balance Sheet.

(o) Except as set forth on Schedule 3.22(o), the consummation of the Contemplated Transactions will not give rise to any Liability, including, without limitation, Liability for severance pay, unemployment compensation or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions.

(p) Neither Seller nor any member of a “controlled group” which includes Seller maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, the federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminated employee.

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(q) Neither Seller nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Benefit Plan.

(r) Seller has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA. Schedule 3.22(r) lists the name, Social Security Number and last known address of any ”qualified beneficiary” (as defined in Section 4980B(g)(1) of the Code) with respect to the Facilities to whom Seller is providing COBRA continuation coverage under Section 4980B of the Code as of the Closing Date, or who as of the Closing Date is eligible to elect COBRA continuation coverage. Schedule 3.22(r) lists the following for each such qualified beneficiary: the “qualifying event” (as defined in Section 4980B(f)(3) of the Code) that gave rise to COBRA entitlement; the date of the qualifying event; the beginning and ending date of the continuation coverage period; the type of coverage elected (e.g., single or family coverage); the monthly premium; and the date of the most recently paid monthly premium and the month to which such premium relates.

(s) All nonqualified deferred compensation plans, within the meaning of Section 409A of the Code, maintained by Seller satisfy the requirements of Section 409A of the Code.

3.23 Environmental Matters.

Except as set forth on Schedule 3.23:

(a) (i) There has been no Release or threat of a Release of a Hazardous Substance (as defined below) at any property owned, operated or leased by Seller or otherwise involving Seller, including, without limitation, the real property under the Leases or any real property owned by Seller (collectively, the “Real Property”) or any real property formerly owned, operated or leased to or by Seller (collectively, the “Former Real Property”);

(ii) Seller, the Real Property and all of Seller’s businesses and operations, are and have been in compliance with all applicable Environmental Laws (as defined below) and have no Liability under any applicable Environmental Law;

(iii) there are not now, nor have there ever been, any above or underground storage tanks, or transformers containing or contaminated with PCBs at the Real Property or, to Seller’s Knowledge, any Former Real Property;

(iv) there are no Hazardous Materials on, under or about the Real Property, and Seller has never generated, transported, accumulated, treated, or disposed of any Hazardous Materials on the Real Property

(v) Seller has provided to Buyer true and accurate copies of all reports, audits, investigation, correspondence and similar documents within its possession or control that relate to Seller’s or the Real Property’s compliance with and Liability under Environmental Laws

Seller has not received notice of any actual or threatened claim, demand, investigation, notice of violation, enforcement, Response, Removal, Remedial action, statutory lien or other governmental or regulatory action instituted against, Seller or the Real Property pursuant to any of the Environmental Laws;

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(b) As used in this Agreement:

(i) “Environmental Laws” means any law, regulation or order in effect on or prior to the Closing Date and concerning or relating to industrial hygiene or the protection of health, safety and/or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 as amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et. seq., as amended, the Federal Water Pollution Act, 33 U.S.C. §1251 et seq., as amended, the Clean Air Act, 42 U.S.C. §7401 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., as amended, or the Safe Drinking Water Act, 42 U.S.C. §300 et seq., as amended, or regulations promulgated thereunder, and all other federal, state and local laws related to Hazardous Substances.

(ii) “Hazardous Substance” means any substance regulated under any of the Environmental Laws.

(iii) “PCB” means any polychlorinated biphenyl.

(iv) “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

(v) “Response”, “Removal” and “Remedial Action” have the meanings ascribed to them in Sections 101(23)-101(25) of CERCLA.

3.24 Legal Compliance. Except as set forth on Schedule 3.24, the Seller is currently conducting, and has at all times since its inception conducted, its businesses in compliance with each applicable Legal Requirement of any Governmental Body. The Seller has not received any notice or communication from any Governmental Body alleging noncompliance with any applicable law, rule or regulation.

3.25 Governmental Authorizations. Schedule 3.25 sets forth a list of all Governmental Authorizations issued to or held by the Seller. Such listed Governmental Authorizations are the only governmental authorization or other approvals that are required for the Seller to conduct its business as presently conducted or as contemplated to be conducted by any business plans or projections delivered by the Seller to the Buyer. Each such Governmental Authorization is in full force and effect; the Seller is in compliance with the terms of each such Governmental Authorization; and, to the Knowledge of the Seller, no suspension or cancellation of such Governmental Authorization is threatened and there is no basis for believing that such Governmental Authorization will not be renewable upon expiration. Each such Governmental Authorization will continue in full force and effect immediately following the Closing.

3.26 Certain Relationships.

(a) Except as disclosed in Schedule 3.26(a), none of Seller, any Member, any Manager or any Affiliate or Related Person of any of them has, during the past three (3) years, had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. None of Seller, any Member, any Manager or any Affiliate or Related Person of any of

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them owns, or during the past three (3) years has: (i) owned, of record or as a beneficial owner, an equity interest in any Person that has had business dealings or a financial interest in any transaction (including any series of similar transactions or currently proposed transactions) with Seller, or (ii) had any other direct or indirect financial interest in any transaction (including any series of similar transactions or currently proposed transactions), with Seller other than, in either case, business dealings or transactions disclosed in Schedule 3.26(a), each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Schedule 3.26(a), none of Seller, any Member, Manager or any Affiliate or Related Person of any of them has any claim or right against, Seller.

(b) None of Seller, any Member, any Manager or any Affiliate or Related Person of any of them owns, or during the past three (3) years has engaged in competition with Seller with respect to any line of event rental (including disaster relief) products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized public exchange or market.

3.27 Brokers’ Fees. Except as set forth in Schedule 3.27, neither the Seller nor any Member has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

3.28 Books and Records. Seller’s personnel files with regard to I-9 “Employment Eligibility Verification” forms and related and supporting documentation, customer correspondence files and other non-financial books and Records accurately reflect, in all material respects, Seller’s business operations since Seller’s Inception and have been maintained in accordance with good business and bookkeeping practices for the associated matters.

3.29 No Seller Material Adverse Effect. Except as set forth in Schedule 3.29, since June 30, 2006, there have been neither any Seller Material Adverse Effect, nor any transactions, conditions or events which, individually, or in the aggregate have or are reasonably likely to have had a Seller Material Adverse Effect upon the ability of the Seller to consummate the Contemplated Transactions or otherwise perform fully its obligations hereunder.

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties of Seller and the Members expressly set forth in this Agreement, none of Seller, the Members or any other Person makes any other express or implied representation or warranty on behalf of Seller and the Members or otherwise, in each case in respect of Seller and the Members, the Business or Seller’s assets and liabilities, or otherwise.

(b) EXCEPT AS SET FORTH IN THIS ARTICLE III, SELLER AND THE MEMBERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION. WITHOUT LIMITING THE GENERALITY OF THE FORGOING, SELLER AND THE MEMBERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER TO BUYER

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AND THE BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON SAME. IN ANY EVENT, SELLER AND THE MEMBERS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS OF SELLER, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS HEREIN, WHETHER LATENT OR PATENT. NOTHING CONTAINED IN THIS SECTION IS INTENDED TO NEGATE THE OBLIGATIONS OF SELLER AND THE MEMBERS FOR BREACHES OF THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS IN ARTICLE III, BUT ONLY TO THE EXTENT PROVIDED IN ARTICLE X HEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to Seller and the Members that the following statements contained in this Article IV are true and correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

4.1 Organization and Corporate Power. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of the Buyer and the Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Contemplated Transactions. Each of the Buyer and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and Parent of this Agreement and the consummation by the Buyer and Parent of the Contemplated Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Parent, as the case may be. This Agreement has been duly and validly executed and delivered by the Buyer and Parent and constitutes a valid and binding obligation of each, enforceable against them in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3 Noncontravention. Neither the execution and delivery by the Buyer and Parent of this Agreement, nor the consummation of the Contemplated Transactions, will: (a) conflict with or violate any provision of the Governing Documents of the Buyer or Parent, (b) require on the part of the Buyer or Parent any filing with, or Governmental Authorization of, any Governmental Body, (c) conflict with, result in Breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person any right to terminate, modify or cancel, or require any notice, Consent or waiver under, any contract or instrument to which the Buyer or Parent is a party or by which either is bound or to which any of either’s assets are subject, except for (i) any conflict, Breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to materially and adversely affect the consummation of the Contemplated Transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to materially and adversely affect the consummation of the Contemplated Transactions, or (d) violate any Order or Rule applicable to the Buyer or Parent or any of their properties or assets.

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4.4 Litigation. As of the date of this Agreement, there is no Proceeding or investigation pending against or, to the Buyer’s or Parent’s Knowledge, threatened against or affecting Buyer, Parent or any of their respective officers or directors in their capacity as officers or directors of Buyer or Parent before any Governmental Body, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

4.5 Finder’s Fees. Except as set forth in Schedule 4.5, neither the Buyer nor the Parent has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

4.6 No Other Representations or Warranties.

(a) Except for the representations and warranties of Buyer and the Parent expressly set forth in this Agreement, none of Buyer, the Parent or any other Person makes any other express or implied representation or warranty on behalf of Buyer and the Parent or otherwise, in each case in respect of Buyer and the Parent, their business, assets and liabilities, or otherwise.

(b) EXCEPT AS SET FORTH IN THIS ARTICLE IV, BUYER AND THE PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY). NOTHING CONTAINED IN THIS SECTION IS INTENDED TO NEGATE THE OBLIGATIONS OF BUYER AND THE PARENT FOR BREACHES OF THE REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARENT IN ARTICLE IV, BUT ONLY TO THE EXTENT PROVIDED IN ARTICLE X HEREOF.

ARTICLE V

COVENANTS OF SELLER AND MEMBERS PRIOR TO CLOSING

5.1 Operation of the Business. From the date hereof to the Closing, Seller will conduct the Business in the Ordinary Course of Business, subject to Seller and the Members taking such steps as they deem reasonably necessary to implement the Contemplated Transactions. Seller shall take no action out of the Ordinary Course of Business without the prior consent of the Buyer. By way of example and not of limitation, the Seller shall not take, or suffer, any of the actions contemplated by Section 3.7 of this Agreement, without the prior written consent of the Buyer, which consent shall not unreasonably be withheld. Additionally, between the date of this Agreement and the Closing, Seller and Members shall promptly notify Buyer in writing if any of them becomes aware of : (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or discovery of, such fact or condition. Additionally, Seller will: (i) use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (ii) confer with Buyer prior to implementing operational decisions of a material nature; (iii) otherwise report periodically to Buyer concerning the status of its business, operations and finances; (iv) make no material changes in management personnel without prior consultation with Buyer; and (v) maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

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5.2 Access. Seller shall give Buyer and its accountants, environmental consultants, counsel and other representatives full access, without unreasonably interfering with business operations, to all properties, books, Contracts and Records of Seller related to the Assets, Business or the Facilities and shall furnish to Buyer all such documents, Records and information as Buyer shall from time to time reasonably request.

5.3 Maintenance of the Assets. From the date hereof to the Closing, Seller shall continue to maintain and service the Assets consistent with past practice.

5.4 Employees. Seller shall provide Buyer with reasonable access to Significant Employees at the Facilities for purpose of discussing potential future employment. From and after the Closing Date, upon the reasonable request of Buyer and to the extent permitted by applicable Legal Requirements, Seller shall make available to Buyer any Records in its possession with respect to former Seller employees hired by Buyer.

5.5 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.6 Fulfillment of Conditions. Seller and the Members shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes: (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting Seller’s business in such manner that on the Closing Date the representations and warranties of Seller contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

5.7 Performance of Obligations. Seller’s performance of any of its obligations under this Agreement for the benefit of either Buyer or Parent shall be deemed to be for the benefit of both of them.

ARTICLE VI

COVENANTS OF BUYER AND PARENT PRIOR TO CLOSING

From the date hereof to the Closing, Buyer and Parent shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions.

ARTICLE VII

FURTHER COVENANTS

7.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Contemplated Transactions, including the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions.

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7.2 Expenses. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring the costs or expenses. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.

7.3 Governmental Authorizations. Except as otherwise herein provided, Buyer shall be solely responsible for obtaining and maintaining at its expense all Governmental Authorizations, whether in the United States or in any other jurisdiction, that are, in Buyer’s discretion, required or advisable for the complete operation and performance of any aspect of the Assets, Assumed Liabilities and Facilities after the Closing. Seller agrees to cooperate with Buyer, without further cost to Seller, to assist Buyer in effecting the transfer of any Governmental Authorization.

7.4 Receipt of Payments Post-Closing. After the Closing Date, Seller and Buyer will reasonably cooperate to assist each other in directing customers and other third parties to make payments (in satisfaction of Accounts Receivable or otherwise) to the account of the Party to which such payments are properly allocated under the terms of this Agreement. If and to the extent that, after the Closing, either Party receives any payment of funds which should have been directed to the account of the other Party as aforesaid, the Party in receipt of such payment will hold such funds in trust for the other Party and will promptly (but in any event within seven (7) days following receipt) remit the funds to such other Party.

7.5 Government Contract Matters

(a) To the extent not previously completed, as soon as practicable following the execution of this Agreement, the Seller shall contact the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Paragraph 42.1202(a)) with regard to each Government Contract and inform same of the series of transactions contemplated hereby and prepare (with Parent’s assistance, as necessary), a written request for the novation of such Government Contracts meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer and any applicable agency regulations or policies. The request for novation shall be submitted by the Seller to each Responsible Contracting Officer, for the Governmental Body (or, in the case of Government Contracts not subject to the Federal Acquisition Regulations, Parent and the Seller shall cooperate in seeking to cause the applicable Governmental Body) to (i) recognize Buyer as the Seller’s successor in interest to the Government Contracts and (ii) enter into one or more novation agreements (collectively, “Novation Agreements”) in form and substance reasonably satisfactory to Parent and the Seller and their respective counsel.

(b) The Seller and Parent will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required, if any, for the purpose of completing the Novation Agreements with regard to any of the Government Contracts. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.5 shall require the Seller or Parent to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval, waiver or novation. If any and all consents, approvals or waivers necessary for the assignment, transfer or novation of any Government Contract, shall not have been obtained prior to the Closing Date, then as of the Closing Date, as permitted by Legal Requirements, the Parties shall take all necessary steps and actions to provide Parent with the benefits of such Government Contracts.

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7.6 Returns & Reports; Taxes. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing Date. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements; provided that, Seller and Buyer shall each pay one-half of any transfer taxes imposed on the contemplated transfer of the Tangible Assets. For a period of four (4) years following the Closing, Seller shall provide to Buyer copies of Seller’s Federal income Tax returns and other related documentation reasonably requested by Buyer from time to time.

7.7 Post-Closing Operation of Business. Seller and Members understand, acknowledge and agree that the Buyer is entitled to manage and operate the Business after the Closing in its sole and absolute discretion. The Seller and Members further agree that the Seller and Members shall have no claim against the Buyer or its Affiliates, and the Buyer will have no Liability to the Seller or the Members, with respect to the post-Closing management and operation of the Business.

7.8 Collection of Accounts Receivable.

(a) Commencing on the Closing Date and continuing through the Repurchase Date (the “Interim Receivables Period”), Buyer shall exercise reasonable commercial efforts, in the Ordinary Course of Business and consistent with its collection practices (which need not include commencement of litigation), to collect all Accounts Receivable. During the Interim Receivables Period, Buyer shall have the authority to settle any Accounts Receivable, in its sole discretion, in such amounts and on such terms as it deems to be commercially reasonable under the circumstances; provided that, for so long as he is employed by the Buyer, the approval of Thomas Brown will be required for any write-off, write-down or other compromise regarding any Accounts Receivable; provided further, that if Mr. Brown is not so employed, the approval of Seller will be required for any write-off, write-down or other compromise of any Accounts Receivable of more than $10,000, such approval not to be unreasonably withheld or delayed. Payments received during the Interim Receivables Period, if any, which are not otherwise designated to be applied to a particular invoice, shall be applied to the oldest applicable invoice. None of TVI, the Buyer nor their agents or employees shall be liable to any Member or Seller for any error of judgment, or any action taken, suffered or omitted to be taken during the Interim Receivables Period with regard to the Accounts Receivable, except in the case of gross negligence, willful misconduct or fraud. The Parties agree to consult and cooperate as necessary and reasonable under the circumstances to promote the efficient collection of all Accounts Receivable during the Interim Receivables Period. Upon reasonable request, Buyer shall provide written detail to Seller from time to time during the Interim Receivables Period regarding its collection efforts associated with all uncollected Accounts Receivable.

(b) Buyer shall have the right, by written notice (the “Receivables Notice”) to Seller given on or after one hundred fifty (150) days following the Closing Date (or with specific respect to Accounts Receivable consisting on the Closing Date of percentage of completion revenues and earned but unbilled revenues, on or after one hundred fifty (150) days following the date such amounts first become due and payable)(alternatively, the “Repurchase Date”), to require Seller to repurchase for cash and without recourse, within ten (10) Business Days of the date of the Receivables Notice, all of the Accounts Receivable of Seller reflected on the books and records of the Seller on the Closing Date that are at the Repurchase Date uncollected (the “Uncollected Accounts Receivable”). In such an event, Seller shall, without further demand from Buyer, repurchase all Uncollected Accounts Receivable for a purchase price equal to their aggregate face value (less the aggregate amount of the reserve or allowance for bad debts as shown on the Final Balance Sheet (which shall be $100,000), less any write-off, write-down or other compromise during the Interim Receivables Period relating to the Accounts Receivable as existing as of

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the Closing Date made in accordance with Section 7.8(a) above), and Seller shall pay such funds by wire transfer of immediately available funds to an account designated by the Buyer. In such an event, Buyer shall execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in Seller all of the right, title and interest of Buyer with respect to any Uncollected Accounts Receivable repurchased by Seller pursuant to this subsection without representation or recourse.

ARTICLE VIII

CLOSING: CONDITIONS PRECEDENT TO THE TRANSACTIONS

8.1 Closing. The Closing shall take place at the offices of Whiteford, Taylor & Preston L.L.P. in Baltimore, Maryland, or at such other place and manner as the Parties may mutually agree in writing, commencing at 10:00 a.m., prevailing local time, on the Closing Date.

8.2 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) Approval of Contemplated Transactions by Seller. Seller shall have delivered to Buyer a Secretary’s Certificate as evidence that its Managers and Members have each approved and adopted the Contemplated Transactions in accordance with its Governing Documents and the laws of the jurisdiction under which it is incorporated and that such approval has not been revoked, modified, amended or rescinded and is still in full force and effect.

(b) Approval of Contemplated Transactions by Buyer. Buyer shall have delivered to Seller a Secretary’s Certificate as evidence that its Board of Directors approved and adopted the Contemplated Transactions in accordance with its Governing Documents and the laws of the jurisdiction under which it is organized and that such approval has not been revoked, modified, amended or rescinded and is still in full force and effect.

(c) Governmental Approvals. All Consents from Governmental Bodies (if any) required to consummate the Contemplated Transactions shall have been obtained.

8.3 Conditions to Obligations of Buyer. The obligation of Buyer and Parent to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

(a) Deliveries. At or prior to the Closing, as appropriate, Seller and/or Members, as appropriate, shall deliver, or cause to be delivered to Buyer, the following items:

(i) Bill of Sale. Seller shall execute and deliver to Buyer a Bill of Sale in the form of Exhibit E, attached hereto (the “Bill of Sale”).

(ii) Assignment and Assumption Agreement. Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement.

(iii) Escrow Agreement. The Seller and the Escrow Agent shall have executed the Escrow Agreement.

(iv) Landlord Consent and Estoppels. Seller shall have furnished to Buyer signed estoppel certificates, in the form of Exhibit F, attached hereto (“Landlord Consent and Estoppels”).

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(v) Certificates. Seller and the Members shall have furnished to Buyer a certificate of Seller’s chief executive officer, dated the Closing, certifying compliance as of the Closing with the conditions set forth in paragraphs (b) and (c) of this Section 8.3 in all material respects.

(vi) Required Consents. The Seller shall deliver to Buyer copies of all Required Consents, in a form satisfactory to Buyer, that Seller and Members are required to obtain in order to consummate the Contemplated Transactions.

(vii) Terminations. The Seller shall deliver to Buyer copies of terminations of: (A) the March 1, 2004 Employment Agreement between Cathy Montez and Seller, (B) the February 28, 2003 Employment Agreement between Thomas Brown and Seller, and (C) the February 28, 2003 Management Agreement between River Associates Investments, LLC and Seller.

(viii) Other Documents. Buyer shall have received executed copies of all Transaction Documents to which Seller or the Members are a party to the extent that they shall not have been received on or prior to the Closing. Buyer shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

(b) Representations and Warranties True. The representations and warranties of Seller and the Members contained herein shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes expressly contemplated by this Agreement.

(c) Performance. Seller and the Members shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by each or either of them on or prior to the Closing.

(d) Absence of Litigation. No Proceeding shall have been commenced against Seller or any of its Affiliates with respect to or affecting the Contemplated Transactions or any aspect thereof or affecting the Assets, Business or the Facilities which would have a Material Adverse Effect on the Assets, Business or the Facilities. No Legal Requirement shall have been enacted or promulgated by any Governmental Body that prohibits consummation of the Contemplated Transactions.

(e) Due Diligence. Nothing shall have come to the attention of Buyer, in the course of its due diligence investigations, and in the Buyer’s sole discretion, which demonstrates that (i) any of the representations or warranties of Seller or the Members is materially inaccurate or incomplete, (ii) the Assets have values less than the book values thereof, (iii) the Seller’s financial disclosures do not accurately reflect its financial condition as at the dates indicated and the results of operations for the periods covered thereby, (iv) the conditions, values and results of operations of the Business are not satisfactory to Buyer, and (v) the financial performance of Seller is not satisfactory to Buyer.

(f) SEC Matters. The Parent shall have received the written consent of McGladrey & Pullen, LLP to the inclusion of its audit report, dated March 7, 2006, in filings made by Parent with the SEC and a written representation by McGladrey & Pullen, LLP to provide one or more consents to the incorporation by reference of its audit report in any registration statement(s) filed by Buyer under the Securities Act.

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(g) Buyer’s Financing. Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyer after the Closing as related to the Business.

(h) Legal Opinion. The Buyer shall have received from counsel to Seller an opinion in substantially the form attached hereto as Exhibit G, addressed to the Buyer and dated as of the Closing Date.

(i) Seller Stock Plans. All Seller Stock Plans shall have been terminated.

(j) Tax Certificates. Seller shall have obtained at its own expense (and shall have provided to the Buyer) Tax good standing certificates or other documentation satisfactory to the Buyer with respect to each jurisdiction in which Seller may be subject to Tax authority.

(k) Working Capital. The Buyer shall have received certificates from Seller regarding the Estimated Closing Date Working Capital.

(l) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(m) Environmental Assessment Reports. Buyer shall have received an environmental site assessment report with respect to Seller’s Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

(n) Seller Name Change. Seller shall have executed articles of amendment changing its legal name in a manner acceptable to Buyer enabling it to use the name “Signature Special Event Services” and any derivation or combination thereof that it may elect.

8.4 Conditions to Obligations of Seller and the Members. The obligations of Seller and the Members to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

(a) Deliveries. At or prior to the Closing, Buyer shall deliver, or cause to be delivered to Seller, the following items:

(i) Purchase Price. Buyer shall have paid the Purchase Price in immediately available federal funds.

(ii) Assignment and Assumption Agreement. Buyer and Parent shall execute and deliver to Seller the Assumption Agreement.

(iii) Escrow Agreement. The Buyer, Parent and the Escrow Agent shall have executed the Escrow Agreement.

(iv) Certificates. Buyer shall have furnished to Seller and the Members a certificate of its duly authorized officer, dated the Closing, certifying compliance as of the Closing with the conditions set forth in paragraphs (b) and (c) of this Section 8.4 in all material respects.

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(v) Other Documents. Seller shall have received executed copies of all Transaction Documents to which Buyer is a party to the extent that they shall not have been received prior to the Closing. Seller shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

(b) Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct in all material respects at and as of the date when made and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes expressly contemplated by this Agreement.

(c) Performance. Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing.

(d) Consents and Approvals. Buyer shall have obtained all governmental and Third Party consents and approvals necessary, proper or advisable to consummate the Contemplated Transactions.

(e) Absence of Litigation. No Proceeding shall have been commenced against Buyer or any of its Affiliates with respect to or affecting the Contemplated Transactions or any aspect thereof. No Legal Requirement shall have been enacted or promulgated by any Governmental Body that prohibits consummation of the Contemplated Transactions.

(f) Employment Offers. Seller shall have extended offers of employment to certain of the Active Employees as required by Section 9.2(a) hereof.

8.5 Required Consents. Seller shall use its Best Efforts to obtain all Required Consents on or before the Closing Date. If and to the extent Seller is unable to obtain any Required Consents by the Closing Date, Buyer may waive the closing condition as to any such Required Consents and elect to have Seller continue using its commercially reasonable efforts to obtain such consents after the Closing Date, in which event the affected Assets and/or Contracts will be held by Seller in trust for Buyer and shall be performed by Buyer in the name of Seller and all benefits and obligations derived thereunder (except as otherwise provided in the Transaction Documents) shall be for the account of Buyer, until such time as the applicable Required Consents are obtained. Where entitlement of Buyer to such Assets and/or Contracts hereunder is not recognized by any Third Party, Seller shall, at the request of Buyer, enforce in a reasonable manner, at the cost of and for the account of Buyer, any and all rights of Seller against such Third Party.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

9.1 Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” means all employees employed by Seller on the Closing Date including, without limitation, all employees who are employed exclusively in the Business, whether casual or permanent, full-time or part-time, including, but not limited to, any employees on leave of absence, including leave under the Family and Medical Leave Act (“FMLA”), or any similar state leave law, military leave, temporary or extended disability or sick leave, personal leave, or workers’ compensation leave.

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9.2 Offers of Employment to Active Employees by Buyer.

(a) Upon the Closing, Seller will terminate the employment of all of its Active Employees. On or about the Closing Date, Buyer will extend offers of employment to any or all of Seller’s Active Employees in its discretion, each of whom shall have the option to accept Buyer’s offer of employment or to reject Buyer’s offer; provided that, on the Closing Date Buyer will extend such offers to no less than ninety percent (90%) of all of Seller’s Active Employees, less up to thirty-four (34) employees currently scheduled to be terminated, due to normal seasonal staffing considerations. All offers of employment extended by Buyer hereunder shall be on compensation terms substantially similar, in all material respects and considered as a whole, as those provided by Seller immediately prior to the Closing Date and disclosed to Buyer. Any of Seller’s Active Employees to whom Buyer extends an offer of employment and who accept same are known herein as “Hired Active Employees.”

(b) Buyer may interview all Active Employees. Subject to Legal Requirements, Buyer will have access (upon reasonable prior notice during normal business hours) to the Facilities and personnel Records maintained in the Seller’s Ordinary Course of Business (including attendance records, compensation records, performance appraisals, disciplinary actions) for use in conducting employment interviews with Active Employees. All interviews will be conducted as expeditiously as possible prior to the Closing Date.

(c) Neither Seller nor any Member nor their Related Persons shall, for a period of three (3) years after the Closing, employ or solicit the continued employment of any Significant Employee (unless and until Buyer has informed Seller in writing that the particular Significant Employee will not receive any employment offer from Buyer).

(d) At all times through the Closing Date, Seller shall be responsible for compliance with the WARN Act or state law relating to the provision of notice to terminated employees. Thereafter, Buyer shall be responsible for compliance with any WARN Act or state law relating to the provision of notice to terminated employees.

(e) It is understood and agreed that Buyer’s expressed intention to interview Active Employees does not constitute an obligation or agreement, expressed or implied, to offer employment to any Active Employee. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation or terms or conditions of employment of such employees.

9.3 Salaries and Benefits.

(a) Except as expressly set forth herein with regard to the employment-related Other Accrued Expenses assumed by Buyer in accordance with Section 2.3(a)(i) hereof, Seller shall be responsible for: (i) the payment of all wages, commissions, bonuses and other remuneration due, accrued or vested to Active Employees with respect to their service as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments, earned but unused vacation, sick, personal or other leave entitlement, any and all pro rata vacation, sick, personal or other leave entitlement not yet vested but becoming vested by reason of employment termination; (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of Federal or State COBRA laws and ERISA Sections 601 through 608; and (iii) any benefit or payment, of any kind whatsoever, arising from or relating to the employment of any Active Employee prior to Closing.

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(b) Buyer shall not be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Benefit Plans. For purposes of the immediately preceding sentence, claims shall be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the claim are performed and, in the case of other benefits (such as disability or life insurance), when an event originally occurred within the meaning of the controlling benefit plan or program.

9.4 Seller’s Retirement and Savings Plans.

(a) Nothing in this Agreement shall be construed to alter the terms of any of Seller’s retirement, salary reduction or savings plans in effect for Active Employees participating in such plans. Seller shall retain sole Liability for the past, present and future administration of such plans, contributions to such plans attributable to the service of Active Employees prior to Closing, and payment of all benefits thereunder, according to the terms of the plans, or as amended or terminated before or after Closing. If the plan documents or Legal Requirements so require, Active Employees shall become fully vested in all accrued benefits under Seller’s plans as of the Closing Date. Seller shall cause the assets of each Benefit Plan to equal or exceed the benefit liabilities of such Benefit Plan on a plan-termination basis as of the Closing Date.

(b) Under no circumstances shall Buyer be obligated to: (i) assume; (ii) administer or assist in the administration of; or (iii) fund or otherwise remedy any shortfall, expense, claim or deficiency relating to or arising from, any retirement, salary reduction or savings plan maintained by Seller.

9.5 No Transfer of Assets. Neither Seller nor Members nor their respective Related Persons will make any transfer of any Benefit Plan assets to Buyer.

9.6 General Employee Provisions.

(a) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Article IX as may be necessary to carry out the arrangements described in this Article IX; provided that, nothing in this Section 9.6 shall be construed as an agreement by Buyer to assume any notice requirements required by Legal Requirements of Seller, expressly including any notices required under Federal and state COBRA laws, WARN Act notices, Benefit Plan termination notices or notices required under ERISA.

(b) Seller and Buyer shall provide each other with such plan documents, employee data and information, personnel records, compensation records, summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Article IX.

(c) If any of the arrangements described in this Article IX are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the Parties contemplated herein in a manner that is not prohibited by any Legal Requirement

(d) Seller shall provide Buyer with completed I-9 forms and supporting documentation attachments with respect to all Hired Active Employees.

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(e) Buyer shall not have any responsibility, Liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

9.7 Reasonable Assistance and Access to Records. For three (3) years after the Closing Date, Buyer shall, upon reasonable advance request from Seller, provide Seller with copies of all personnel, benefit, financial and other relevant data and information in its possession as Seller may reasonably request in order to wind up and settle its obligations as the employer of the Active Employees and for other related and reasonable purposes.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification and Reimbursement by Seller and Members. Seller and each Member, jointly and severally, will indemnify and hold harmless Buyer, TVI, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller or any Member in any Transaction Document;

(b) any Breach of any covenant or obligation of Seller or any Member in any Transaction Document;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Member (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) any Liability arising out of Seller’s failure to provide any Required Consent at Closing;

(e) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(f) any Liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. Section 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(g) any Benefit Plan established or maintained by Seller; or

(h) any Excluded Liabilities.

10.2 Indemnification and Reimbursement by Buyer. Buyer and TVI, jointly and severally, will indemnify and hold harmless Seller and the Members, and will reimburse Seller and the Members, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

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(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(d) any Assumed Liabilities.

10.3 Limitations on Amount: Seller and Members. Seller and Members shall have no Liability with respect to claims under Sections 10.1(a) and 10.1(b) until the total of all Damages with respect to such matters exceeds two hundred thousand dollars ($200,000), at which point Seller and Members shall have Liability for any and all such Damages (i.e., from the first dollar) in an amount up to, but not exceeding, the Escrow Fund; provided that, the preceding threshold requirements and limitations in this Section 10.3 will not apply to claims under or to matters arising in respect of: (a) Sections 2.1, 2.3(b), 7.8, 10.1(c) through (h), inclusive, and Article XIII, and (b) matters arising in respect of Sections 3.2, 3.3, 3.4, 3.9, 3.10(a), 3.22, 3.23 and 3.27, for which Seller and the Members will be jointly and severally liable in an aggregate amount equal to fifty percent (50%) of the Purchase Price; provided further, that the preceding threshold requirements and limitations in this Section 10.3 will not apply to any fraudulent or intentional misrepresentation of any of Seller’s and Members’ representations and warranties, for which Seller and the Members will be jointly and severally liable in an aggregate amount equal to one hundred percent (100%) of the Purchase Price.

10.4 Limitations on Amount: Buyer and Parent. Buyer and TVI will have no Liability with respect to claims under Section 10.2(a) and 10.2(b) until the total of all Damages with respect to such matters exceeds two hundred thousand dollars ($200,000), at which point Buyer and TVI shall have Liability for any and all such Damages (i.e., from the first dollar) in an amount up to, but not exceeding, the Escrow Fund; provided that, the preceding limitations in this Section 10.4 will not apply to any fraudulent or intentional misrepresentation of any of Buyer’s representations and warranties, for which Buyer and TVI will be jointly and severally liable in an aggregate amount equal to one hundred percent (100%) of the Purchase Price.

10.5 Time Limitations.

(a) If the Closing occurs, Seller and Members will have Liability (for indemnification or otherwise) with respect to any Breach of a: (i) covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1, 2.3(b), 10.1(c) through (h), inclusive and Article XIII, as to which a claim may be made at any time) (ii) representation or warranty (other than those in Sections 3.2, 3.3, 3.4, 3.10(a) and 3.27, as to which a claim may be made at any time prior to the third (3rd) anniversary of the Closing Date), (iii) representation or warranty (other than those in Sections 3.9, 3.22 and 3.23, as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations for such matters), and (iv) Seller’s and Members’ fraudulent or intentional misrepresentation of any of Seller’s and Members’ representations and warranties (as to which a claim may be made at any time), only if on or before the fifteenth (15th) month anniversary of the Closing Date, Buyer notifies Seller or Members of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

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(b) If the Closing occurs, Buyer and TVI will have Liability (for indemnification or otherwise) with respect to any Breach of a: (i) covenant or obligation to be performed or complied with prior to the Closing Date, or (ii) representation or warranty (other than those in Sections 4.2, 4.3 and 4.5, as to which a claim may be made at any time), only if on or before the fifteenth (15th) month anniversary of the Closing Date, Seller or Members notify Buyer and TVI of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Members.

10.6 Escrow; Right of Setoff.

(a) Subject to the provisions of Section 10.3, the exclusive remedy of Buyer and TVI for claims under Sections 10.1(a) and 10.1(b) hereof will be restricted to the Escrow Fund.

(b) Upon notice to Seller and the Members specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article X against amounts otherwise payable or may give notice of a claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.7 Handling of Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 10.1 or 10.2 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give

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notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 15.5, Seller and each Member hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Members with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article X: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article X, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.8 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after such notice. The Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnifying Person; provided that, subject to the provisions of Section 10.3 above, the exclusive remedy of Buyer and TVI for claims under Sections 10.1(a) and 10.1(b) hereof will be restricted to the Escrow Fund. Any amounts owing from the Seller or the Members to any Indemnified Party pursuant to this Article X shall be made: (i) first, and in accordance with the Escrow Agreement (if applicable), from the Escrow Fund, and the Seller shall execute any written instruction required by the Escrow Agent to facilitate such payment; and (ii) second, to the extent additional amounts are owed by the Seller after exhaustion of the Escrow Fund, from a wire transfer of immediately available funds from the Seller and Members to an account designated by the Buyer Indemnified Parties within ten (10) days after the determination thereof. Any amounts owing from Buyer or TVI to Seller or any Member shall be made from a wire transfer of immediately available funds from the Buyer to an account designated by the Seller within ten (10) days after the determination thereof.

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10.9 Miscellaneous. All representations, warranties, covenants and obligations in this Agreement (including the Disclosure Schedule), the certificates delivered hereunder and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 10.5 hereof. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

ARTICLE XI

TERMINATION

11.1 Grounds for Termination. Subject to Section 11.2 hereof, this Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller, if the Closing has not occurred by October 31, 2006 (such date, as it may be extended from time to time by the written agreement of Buyer and Seller and the Members, is referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if such failure to close results from such Party Breaching any of its covenants, representations or warranties in this Agreement;

(c) By Seller if Buyer shall have Breached any of its covenants hereunder in any material respect or if the representations and warranties of Buyer or TVI contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such Breach is subject to cure, Buyer has not cured such Breach within ten (10) Business Days of Seller’s notice of an intent to terminate; or

(d) By Buyer if Seller shall have Breached any of its covenants hereunder in any material respect or if the representations and warranties of Seller or the Members contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such Breach is subject to cure, Seller or the Members, as the case may be, has not cured such Breach within ten (10) Business Days of Buyer’s notice of an intent to terminate.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.2, this Section 11.2 and Articles XIII (except Section 13.7) and XV shall all survive the termination hereof, but the rights and obligations of the Parties hereunder will otherwise terminate; provided however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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ARTICLE XII

PUBLIC ANNOUNCEMENTS

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Members nor any of their Representatives shall disclose to any Person: (a) the fact that any Confidential Information of Seller or Members has been disclosed to Buyer or its Representatives; that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Members; that any Confidential Information of Buyer has been disclosed to Seller, Members or their Representatives or that Seller, Members or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any Transaction Documents or any of the terms of the Contemplated Transactions or the Transaction Documents. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

ARTICLE XIII

CONFIDENTIALITY AND BUSINESS PROTECTION PROVISIONS

13.1 “Confidential Information” Defined

(a) As used in this Article XIII, the term “Confidential Information” includes any and all of the following information of Seller, Members, Buyer and Parent that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer and Parent on the one hand or Seller and Members, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a

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trade secret for purposes of this Article XIII, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article XIII to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Members hereby waives any requirement that the other Party submits proof of the economic value of any trade secret or post a bond or other security.

13.2 Restricted Use of Confidential Information

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Members (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Members shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Members, as the case may be, of the obligations of this Article XIII with respect to such information. Each of Buyer, Seller and Members shall (iv) enforce the terms of this Article XIII as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article XIII; and (vi) be responsible and liable for any breach of the provisions of this Article XIII by it or its Representatives.

(b) Unless and until this Agreement is terminated, Seller and each Member shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Members of the type referred to in Sections 13.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Members relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.1.

(c) From and after the Closing, the provisions of Section 13.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Members relating to any of the Assets or the Assumed Liabilities.

13.3 Exceptions. Sections 13.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article XIII or other confidentiality obligation of the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor any Member shall disclose any Confidential Information of Seller or Members relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

13.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article XIII, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek

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an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article XIII. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 13.4 do not apply to any Proceedings between the parties to this Agreement.

13.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

13.6 Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties: (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE XIV

DEFINITIONS

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, (c) percentage of completion revenues, (d) earned but unbilled revenues, and (e) any claim, remedy or other right related to any of the foregoing.

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“Affiliates” means, with respect to a particular Person, Persons controlling, controlled by or under common control with that Person, including but not limited to any members, officers, directors and majority-owned entities of that Person and of its other Affiliates.

“Agreement” means this Agreement and the exhibits and schedules hereto.

“Assets” is defined in Section 2.1(a) hereof.

“Assumed Contract” is defined in Section 2.3(a)(ii) hereof.

“Audited Balance Sheet” means the most recent audited balance sheet of the Seller included in the Financial Statements.

“Benefit Plan” means any bonus, incentive compensation, deferred compensation (including, but not limited to, a “nonqualified deferred compensation plan” as defined in Section 409A of the Code), pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bid” means any quotation, bid or proposal made by the Seller, in writing or otherwise, that if accepted or awarded would lead to a contract with the United States Government or any other Person for the provision of services by the Seller.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws” is defined in Section 5.5 hereof.

“Business” means the business of Seller conducted with the Assets at the Facilities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of Baltimore, Maryland are required or authorized by law to be closed.

“Buyer Certificate” means a certificate to the effect that each of the conditions specified in of Sections 8.4(b) and (c) of this Agreement is satisfied in all respects.

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“Claim” means any allegation, claim, action, cause of action, lawsuit or other Proceeding, whether at law, in equity or before any Governmental Body or arbitrator, for damages, costs, losses or expenses incurred by any Person as a result of any actions or failure to act by any Person, or its officers, directors, employees or agents.

“Closing” means the closing of the Contemplated Transactions.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Working Capital” means, as of the Closing Date, the excess of the Total Current Assets included in the Assets as of that date, minus Total Current Liabilities included in the Assumed Liabilities as of that date.

“Closing Date Working Capital Deficiency” means the extent, if any, by which Closing Date Working Capital is less than the Normalized Working Capital.

“Closing Date Working Capital Excess” means the extent, if any, by which Closing Date Working Capital is greater than the Normalized Working Capital.

“Closing Payment Adjustment Amount” is defined in Section 2.5(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor form or successor provision of any future tax law, or any comparable provision of state or local tax law.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

“Contemplated Transactions” means the series of transactions contemplated by the Transaction Documents.

“Contracts of Seller” means those Contracts of Seller assigned to and assumed by the Buyer pursuant to Section 2.1(d) hereof.

“Damages” means any: (a) all losses, damages, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), judgments, awards, penalties and settlements; (b) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (c) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), penalties, court costs and reasonable fees and expenses of attorneys, accountants, financial advisors and other expert witnesses) of investigating, defending or enforcing any of the foregoing or of enforcing this Agreement; provided that, “Damages” include consequential or punitive damages only to the extent that such damages become payable by an Indemnified Party to a Third-Party pursuant to a final non-appealable Order.

“Debt” means the sum of (a) all obligations of Seller for borrowed money, or with respect to deposits or advances of any kind to Seller, (b) all obligations of Seller evidenced by bonds, debentures, notes, preferred stock or similar instruments, (c) all obligations of Seller upon which interest charges are

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customarily paid, (d) all obligations of Seller under conditional sale or other title retention agreements relating to property purchased by Seller, (e) all obligations of Seller issued or assumed as the deferred purchase price of property or services (excluding obligations of Seller or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (f) all capitalized lease obligations of Seller, (g) all obligations of others secured by any lien on property or assets owned or acquired by Seller, whether or not the obligations secured thereby have been assumed, (h) all obligations of Seller under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of Seller, (j) all guarantees and arrangements having the economic effect of a guarantee by Seller of any indebtedness of any other Person, and (k) Seller’s Closing expenses. For the purposes of clarification, Debt includes all accrued but unpaid interest on any of the obligations set forth herein but does not include any negative cash and bank overdraft and accounts payable to the extent taken into account in calculating Closing Date Working Capital, as contemplated under Section 2.5 of this Agreement.

“Disclosure Schedule” or “Schedule” means the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer.

“Encumbrances” any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or other restriction of any nature whatsoever on any property or property interest, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“Escrow Agent” means the escrow agent under the Escrow Agreement, which shall initially be M&T Trust Company of Delaware.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Fund” is defined in Section 2.4(b) hereof.

“Estimated Closing Date Working Capital” means the amount of Closing Date Working Capital estimated to exist as of the Closing Date as set forth in a certificate delivered by the Seller to the Buyer not fewer than two (2) Business Days prior to the Closing, with supporting documentation in detail reasonably acceptable to the Buyer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 2.2 hereof.

“Excluded Liabilities” is defined in Section 2.3(b) hereof.

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“Facilities” means all of Seller’s leased premises.

“Final Balance Sheet” is defined in Section 2.5(b) hereof.

“Financial Statements” means: (a) the balance sheets and statements of income, changes in members’ equity and cash flows of the Seller as of the end of and for each of the last three fiscal years (December 31, 2005, December 31, 2004 and December 31, 2003), which have been audited by McGladrey & Pullen, LLP, the Seller’s independent auditing firm; (b) the unaudited balance sheets and unaudited statements of income, of the Seller for the six (6) month period ended as of June 30, 2006 and the comparable prior year period; and (c) the unaudited balance sheets and unaudited statements of income, of the Seller dated as of September 30, 2006.

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all member or equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders or members of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, in writing or otherwise, between Seller, on the one hand, and (a) any Governmental Body, (b) any prime contractor of a Governmental Body in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means any Consent, license, registration, permit, certificate, order, approval, franchise or variance issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hired Active Employees” is defined in Section 9.2(a) hereof.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article X hereof.

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“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Independent Accountants” is defined in Section 2.5(b)(iii) hereof.

“Intellectual Property” means all: (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrightable works, copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) copyright, confidential information and trade secrets embodied in computer software and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (h) copies and tangible embodiments thereof.

“Interim Receivables Period” is defined in Section 7.8(a) hereof.

“Internal Systems” means the internal computer systems of the Seller that are used in its and in connection with business or operations, including computer hardware systems, software applications and embedded systems.

“Inventory” means all inventory of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods; the term “Inventory” expressly excludes any “Rental Assets.”

“Key Employees” means Thomas Brown, Cathy Montez, Michelle Pender, Donna Forney and Julie Geng.

“Knowledge” of the Seller means the actual knowledge of each of the Key Employees after due inquiry and investigation. “Knowledge” of the Buyer or Parent means the actual knowledge of Richard V. Priddy, George J. Roberts and Charles E. Sample after due inquiry and investigation.

“Lease” means any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

“Leased Real Property” means the real property leased by the Seller as tenant, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Requirement” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, order, requirement or rule of law (including common law) of any Governmental Body or of any other type of regulatory body, including but not limited to those covering food and drug, environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, employment, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

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“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, known or unknown.

“Manager” means a “Manager” of the Seller, as such term is defined under its Governing Documents.

“Material Contract” is defined in Section 3.15 hereof.

“MGCL” means the Maryland General Corporation Law.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Seller for the most recent calendar quarter included in the Financial Statements.

“Normalized Working Capital” means One Million Dollars ($1,000,000.00).

“Novation Agreement” is defined in Section 7.5 hereof.

“Order” means any judgment, decree, writ, injunction, order, directive or ruling of any federal, state, local or foreign court or Governmental Body, whether in the United States or in any other jurisdiction, that is binding on any Person or its property under applicable law.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Other Accrued Expenses” is defined in Section 2.3(a)(i) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” is defined in Section 3.10(a) hereof.

“Person” means any natural person, limited liability company, corporation, partnership, proprietorship, association, trust or other legal entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price Payment Adjustment” is defined in Section 2.5(a) hereof.

“Receivable Notice” is defined in Section 7.8(b) hereof.

“Record” means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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“Related Party Loan Amount” means any and all loans, advances, Debts and other amounts owing to Seller by any Member, Manager, Seller Affiliate, Seller employee or other Related Party of Seller as of the Closing, all of which shall have been paid or otherwise discharged in full prior to Closing.

“Related Person” means: (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes: (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Repurchase Date” is defined in Section 7.8 (b) hereof.

“Rental Assets” means all assets of the Business available for rent to Seller’s customers, including bulk rental items.

“Rental Ready” means with respect to any Rental Asset, that such asset is of a quality and condition that it can be rented and used by a customer without the need for any pre-rental or other maintenance or repairs, except for: (a) ordinary preventative or other maintenance of the type that is performed in the Ordinary Course of Business before rental to a customer; and (b) pre-rental repairs or maintenance of the type and nature performed by Seller in the Ordinary Course of Business.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Consents” means all consents identified in Schedule 3.4(c).

“River Parties” means the Selling Parties Representative and the Member signatories hereto other than Thomas Brown, Cathy Montez and Bruce Livingston.

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“Rule” means any constitution or statute or law or any judgment, decree, injunction, order, ruling, ordinance or final regulation or rule of any Governmental Body, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, environment, employee safety and health, Government Bid and Government Contract, fair credit reporting and anti-competitive activities.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Certificate” means a certificate to the effect that each of the conditions specified in of Sections 8.3(b) and (c) of this Agreement is satisfied in all respects.

“Seller Intellectual Property” is defined in Section 3.14(b) hereof.

“Seller Material Adverse Effect” means any material adverse change, event, circumstance, condition or development with respect to, or material adverse effect on: (a) the Business, the Assets, liabilities, capitalization, customers and customer relations, financial condition (including results of operations and liquidity) or other condition of the Seller, or (b) the ability of the Buyer to operate the Business of the Seller substantially in the manner in which it is conducted at the time of the Closing or expressly contemplated to be conducted in the future; provided that, a Seller Material Adverse Effect shall not include changes to the assets, operations or financial condition of Seller resulting directly from: (i) changes to either the United States economy or the global economy, in each case, considered as a whole, or the industry or markets in which Seller operates (so long as Seller, in either instance, is not disproportionately affected thereby), (ii) the announcement or disclosure of the Contemplated Transactions, (iii) performance by Seller of its obligations under the Transaction Documents; (iv) any action taken by Buyer; (v) military action or any act of terrorism, (vi) changes in currency exchange rates or commodities prices, or (vii) changes in Legal Requirements. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Stock Plan” means any stock option plan or other stock or equity-related plan of the Seller.

“Seller’s Inception” means January 28, 2003.

“Significant Employees” means the Key Employees and each of Thomas Baker, Richard Thiem, Robert Young, Brian Armacost, Judy, Montoya, Donald Tabeling, Dennis Remsberg, Glen Foyer and Scott Hoyer.

“Significant Person” means a Person listed on Schedule 3.17.

“Software” means any of the software (including the documentation thereto) owned by the Seller and, to the extent not licensed from a Third-Party, any software included with any of the Seller’s products and/or services or the Internal Systems.

“Tangible Assets” means all tents, flooring components, HVAC systems, portable kitchens, trailers, machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind

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owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Body or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means: (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes assessed or imposed by any federal, state, local, or foreign Governmental Body or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by law, by contract, or otherwise.

“Termination Date” is defined in Section 11.1(b) hereof.

“Third Party” means a Person that is not a Party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Total Current Assets” means the sum of the value of the following assets of Seller as of the Closing: (a) Accounts Receivable, net of a reasonable reserve or allowance for doubtful accounts in the amount of $100,000, (b) Inventory, net of a reasonable allowance for obsolete and slow-moving inventory, and (c) prepaid expenses included on the Final Balance Sheet, such calculation to be determined in accordance with GAAP consistently applied from year to year.

“Total Current Liabilities” means the sum of the following Liabilities of Seller as of the Closing: (a) amounts owed for trade accounts payable, (b) amounts owed for Other Accrued Expenses including, without limitation, amounts owed for customer deposits and unearned revenue.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and the other agreements, instruments and documents among the Parties contemplated hereby and thereby.

“Uncollected Accounts Receivable” is defined in Section 7.8 (b) hereof.

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ARTICLE XV

MISCELLANEOUS

15.1 Entire Agreement. This Agreement and the other Transaction Documents referred to herein together embody the entire agreement and understanding of the Parties concerning the specific subject matter contained herein, and supersedes any and all prior agreements and understandings between the Parties, whether written or oral.

15.2 Amendment. No provision of this Agreement may be waived, modified or otherwise changed by any means, including, without limitation, any course of dealing, course of performance or trade usage, or oral evidence of any nature, except pursuant to a writing executed by the party against which enforcement of such waiver, modification or change is sought.

15.3 Successors and Assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

15.4 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or national overnight courier or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by national overnight courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Parties:

If to Buyer or Parent:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glenn Dale, MD 20769

Attention: Richard V. Priddy, Chief Executive Officer

Fax Number: 301-352-8818

With mandatory copies to:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glenn Dale, MD 20769

Attention: Sean R. Hunt, General Counsel

Fax Number: 301-352-8818

and

ASSET PURCHASE AGREEMENT

Whiteford, Taylor & Preston L.L.P.

7 Saint Paul Street

Baltimore, MD 21202

Attention: Frank S. Jones, Jr.

Fax Number: 410-223-3487

If to Seller and the Members:

River Associates Investments, LLC

c/o River Associates Investments, LLC

633 Chestnut Street, Suite 1640

Chattanooga, Tennessee 37450

Attention: Mike D. Brookshire, Vice President

Fax Number: 423-755-0870

with mandatory copies to:

Miller & Martin, PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, TN 37402-2289

Attention: Jonathan F. Kent, Member

Fax Number: (423) 785-8480

15.5 Governing Law; Service of Process; Venue.

(a) This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to its provisions concerning conflict of laws.

(b) Each of the Parties irrevocably appoints each and every of its officers as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section 15.4 hereof, any notice, process or pleading in any Proceeding against it arising out of or in connection with this Agreement. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(c) Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the any state or federal court within the State of Maryland and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum.

15.6 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS

ASSET PURCHASE AGREEMENT

PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.7 Interpretation.

(a) the context of this Agreement clearly requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes the other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (ix) “including” has the inclusive meaning frequently identified with the phrase “but not limited to”; (x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Unless otherwise specifically provided herein, each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP and all accounting determinations hereunder shall be made in accordance with GAAP. Unless otherwise expressly stated, all dollars specified in this Agreement shall be in United States dollars.

(b) The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

15.8 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 15.3.

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15.9 Attorneys Fees. In the event of any Proceeding arising out of any disputes under this Agreement, the substantially prevailing party shall be entitled to recover their costs and expenses including, without limitation, reasonable attorneys’ fees.

15.10 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile or other electronic copy of an executed original of this Agreement shall have the same force and effect as an executed original.

15.11 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

15.12 Member Obligations. The Liability of each Member hereunder shall be joint and several with Seller and with the other Member. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Members jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Members shall be jointly and severally liable with Seller for the indemnities set forth in Article X.

15.13 Representative of Seller and Members.

(a) Seller and each Member hereby constitute and appoint as their representative River Associates Investments, LLC (“Selling Parties Representative”), as agent and attorney-in-fact for and on behalf of each Member and Seller, with full powers of substitution (and, if substituted, the Selling Parties Representative will notify the Buyer in writing at least ten (10) Business Days in advance of such substitution), to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Bodies and awards of arbitrators, courts, tribunals or other Governmental Bodies with respect to any claims or other matters that may arise under this Agreement or the Transaction Documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Selling Parties Representative for the accomplishment of the Contemplated Transactions by the Transaction Documents, including, without limitation, the power:

(i) to receive and hold the proceeds payable pursuant to this Agreement and to distribute any amounts released under the Escrow Agreement to Seller;

(ii) to execute and deliver the Transaction Documents, a closing statement and all other agreements, documents and other papers which the Selling Parties Representative deems necessary or appropriate in connection with the Transaction Documents, or any of the Contemplated Transactions;

ASSET PURCHASE AGREEMENT

(iii) to terminate, amend, waive or interpret any provision of this Agreement or the Transaction Documents;

(iv) to act for each Member and Seller with regard to the indemnification matters referred to in this Agreement and the Escrow Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Member and Seller;

(v) to do or refrain from doing any further act or deed on behalf of each Member and Seller which the Selling Parties Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Member and Seller could if personally present; and

(vi) to resolve all matters relating to the determination of the Purchase Price and the Closing Payment Adjustment, the Closing Payment Adjustment Amount, and the Final Balance Sheet, including without limitation, the issuance of any notice of disagreement relating to the final Balance Sheet and the representation of the Member and Seller with respect to matters submitted to the Independent Accountants.

(b) No bond shall be required of the Selling Parties Representative, and the Selling Parties Representative shall receive no compensation for its services.

(c) Each Member and Seller hereby appoints the Selling Parties Representative as such Member’s and Seller’s agent for service of process for all purposes under the Transaction Documents, and agrees that service of any process, summons, notice or document delivered pursuant to Section 15.4 hereof to the Selling Parties Representative at its address set forth in Section 15.4 shall be effective service of process of any action, suit or proceeding brought against such Member and Seller.

(d) The Buyer may, for all purposes of this Agreement and the Escrow Agreement, assume and treat every notice, payment or any other action directed to the Selling Parties Representative as if such notice, payment or other action had been directed to each Member and Seller.

(e) Neither the Selling Parties Representative nor any of its agents or employees shall be liable to any Member or Seller for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement except in the case of its gross negligence, willful misconduct or fraud. The Selling Parties Representative may consult with legal counsel independent public accountants or other experts selected by it and shall not be liable for any such action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Buyer shall be entitled to reply to all statements, representations, agreements and decisions of the Selling Parties Representative.

(f) By executing and delivering this Agreement, each Member and Seller hereby agrees to indemnify and hold the Selling Parties Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Selling Parties Representative.

(g) A decision, act, consent or instruction of the Selling Parties Representative shall constitute a decision of all Members and Seller and shall be final, binding and conclusive upon each Member and Seller. The Buyer may rely upon any such decision, act, consent or instruction of the Selling

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Parties Representative as being the decision, act, consent or instruction of the Members and Seller. Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor such Escrow Agent shall be liable to either of the Members or Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance. The Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, acts, consent or instruction of the Selling Parties Representative. The Members and Seller hereby release and discharge the Buyer from and against any liability arising out of or in connection with the Selling Parties Representative’s actions or inactions on behalf of the Members and Seller.

15.14 Enforcement of Agreement. Seller and the Members acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Members could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties under seal as of the day and year first written above.

SELLER:

SIGNATURE SPECIAL EVENT SERVICES, LLC

By:	/s/ Thomas N. Brown
Title:	President

MEMBERS:

RIVER IV, L.P., a Tennessee partnership

By:	/s/ Mike D. Brookshire
Title:	Vice President and Secretary

RIVER SIGNATURE, INC. , a Nevada corporation

By:	/s/ Mike D. Brookshire
Title:	Secretary

HIAWASSEE RIVER, L.P. , a Tennessee partnership

By:	/s/ Mike D. Brookshire
Title:	Vice President and Secretary

/s/ James B. Baker
James B. Baker, individually

/s/ Mike D. Brookshire
Mike D. Brookshire, individually

/s/ J. Mark Jones
J. Mark Jones, individually

/s/ G.H. Patten Pettway, Jr.
G.H. Patten Pettway, Jr., individually

/s/ W. Craig Baker
W. Craig Baker, individually

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SIGNATURE PAGE

/s/ Thomas N. Brown
Thomas Brown, individually

/s/ Cathy Montez
Cathy Montez, individually

/s/ Bruce E. Livingston
Bruce E. Livingston, individually

BUYER:

TVI HOLDINGS ONE, INC.

By:	/s/ Richard V. Priddy
Title:	President and Chief Executive Officer

PARENT:

TVI CORPORATION

By:	/s/ Richard V. Priddy
Title:	President and Chief Executive Officer

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SIGNATURE PAGE

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Section 15.13 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

RIVER ASSOCIATES INVESTMENTS, LLC,
a Tennessee limited liability company

/s/ Mike D. Brookshire
Mike D. Brookshire, Vice President

Dated: October 31, 2006

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SIGNATURE PAGE

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2006, among TVI Corporation, a Maryland corporation (“TVI”), TVI Holdings One, Inc., a Maryland corporation (the “Buyer”), Signature Special Event Services, LLC, a Delaware limited liability company (the “Seller”), River Associates Investments, LLC, a Delaware limited liability company (the “Selling Member Representative”), and M&T Trust Company of Delaware, a Delaware trust company (the “Escrow Agent”)(each a “Party,” collectively, the “Parties.”)

Explanatory Note

WHEREAS, TVI Buyer, the Seller and the Members have entered into an Asset Purchase Agreement (the “Purchase Agreement”), of even date herewith, pursuant to which the Buyer will acquire substantially all of the business, properties, assets and operations of the Seller (the “Acquisition”). Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides that, at the Closing Date an Escrow Fund will be established and placed into escrow for the purpose of securing the obligations of the Seller and the Members to Buyer and any other Indemnified Party relating to Buyer pursuant to the terms and conditions set forth in Section 2.5 and Article X of the Purchase Agreement, and pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Seller is entering into this Agreement as a material inducement and consideration for TVI and the Buyer to enter into the Purchase Agreement and to consummate the transactions contemplated therein.

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Amount shall be deposited in, held in and delivered from an escrow account.

NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the mutual promises hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Escrow and Indemnification.

1.1 Deposit of Money; Acceptance. By virtue of the Purchase Agreement and as security for the obligations of the Seller and Members to Buyer and any other Indemnified Party relating to Buyer pursuant to the terms and conditions set forth in Section 2.5 and Article X of the Purchase Agreement, the Buyer has this day deposited the Escrow Fund with the Escrow Agent by wire transfer of available federal funds.

1.2 Post-Closing Adjustment; Indemnification. Pursuant to Section 2.5 of the Purchase Agreement, the Purchase Price shall be adjusted by the Closing Payment Adjustment following the Closing. TVI, the Buyer and any other Indemnified Party relating to Buyer are also entitled to be indemnified by the Members, pursuant to the terms of Article X of the Purchase Agreement against certain Damages after the Closing Date. Any amounts due to Buyer under the Closing Payment Adjustment, and all claims for Damages against the Escrow Fund must be initiated prior to the expiration of the Escrow Period. Each of the Members has agreed to the use of the Escrow Fund as collateral for these obligations, subject to the terms and limitations set forth in Section 2.5 and Article X of the Purchase Agreement and in this Agreement.

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Section 2. Escrow; Ownership Interest and Release of Escrow Fund.

2.1 Escrow. The Escrow Agent acknowledges receipt of the Escrow Fund and hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund during the Escrow Period only pursuant to the terms and conditions hereof. The term “Escrow Period” shall mean the period beginning on the Closing Date and ending on the date which is the earlier of: (a) the date when all Claims have been resolved and the Escrow Fund shall have been released to Buyer or to the Seller, and (b) the fifteenth (15th) month anniversary of the Closing Date.

2.2 Investment of Funds. Buyer and Seller shall from time to time jointly instruct Escrow Agent in writing to invest the Escrow Fund in money market mutual funds available to Escrow Agent, including any proprietary fund for which the Escrow Agent or an affiliate is an investment advisor or provides other services to such fund and receives reasonable compensation for such services. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

2.3 Seller’s Interests in the Escrow Fund.

(a) Interest. Any interest, earnings or other return (“Additional Escrow Fund”) in respect of Escrow Fund which have not been released from Escrow shall be added to the Escrow Fund and become a part thereof.

(b) Ownership for Tax Purposes. Seller agrees that, for purposes of federal and other taxes based on income, Seller will be treated as the owner of the Escrow Fund and that Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

2.4 Release of Escrow Fund to Seller.

(a) Release Generally. The Escrow Fund shall be released to the Seller in full on the tenth (10th) Business Day immediately following the end of the Escrow Period (the “Release Date”).

(b) Escrow Fund Subject to Pending Claims. Notwithstanding subsection (a) above, in the event there are Unsatisfied Damages, the Escrow Period shall not terminate with respect to the portion of Escrow Fund as determined below:

(i) The Escrow Period shall not terminate with respect to the amount of Escrow Fund (the “Withheld Fund”) equal to the Unsatisfied Damages. The term “Unsatisfied Damages” shall mean the aggregate amount of Damages: (A) specified in any Notice of Claim delivered to the Escrow Agent by Buyer at least ten (10) calendar days prior to the Release Date. The foregoing is intended to require the retention in Escrow of sufficient Escrow Fund to satisfy any Unsatisfied Damages, but to allow the release and distribution in accordance with subsection (a) above all Escrow Fund in excess of that required to satisfy Unsatisfied Damages.

(ii) The Escrow Agent shall retain the Withheld Fund in Escrow until all of the Claim(s) to which they relate are resolved. If any Claim to which such Unsatisfied Damages relate is not being contested pursuant to Section 4.3 hereof, Buyer shall notify the Seller and the Escrow Agent

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promptly after the resolution of such Claim as provided in Section 4.5 hereof. Upon receipt of such notice, the Escrow Agent shall: (A) immediately charge and allocate that portion of the Withheld Fund required to satisfy the amount of Unsatisfied Damages specified in such Claim. Promptly after all Claim(s) relating to the Withheld Fund are finally resolved, the Escrow Agent shall distribute to the Seller the balance of Withheld Fund remaining in Escrow.

Section 3. Claims.

3.1 “Claim” Defined. As used herein, the term “Claim” means a claim for any Closing Payment Adjustment made by Buyer under Section 2.5 of the Purchase Agreement, and any claim for indemnification made by Buyer or by any other Indemnified Party related to Buyer under Article X of the Purchase Agreement.

3.2 When a Notice of Claim is Required. An officer of Buyer shall execute and deliver written notice of a Claim (a “Notice of Claim”) to the Selling Member Representative and the Escrow Agent as promptly as reasonably practicable, and in no event after the Release Date, upon: (i) Buyer’s discovery of any inaccuracy, misrepresentation or breach of or default by the Seller or any Member within the applicable provisions of the Purchase Agreement; or (ii) Buyer’s receipt of verbal or written notice of an order or proceeding filed by any third party against Buyer or any Indemnified Party related to Buyer that is based upon or includes assertions that would, if true, constitute an inaccuracy, misrepresentation, breach of or default by the Seller or any Member within the applicable provisions of the Purchase Agreement (a “Third Party Proceeding”).

3.3 Contents of Each Notice of Claim. Each Notice of Claim given by Buyer pursuant to Section 3.2 hereof shall be set forth in writing and shall include: (a) the amount of Damages that Buyer believes has actually been incurred by Buyer or any Indemnified Party related to Buyer in connection with the Claim; and (b) Buyer’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages that will ultimately be incurred by Buyer and/or any Indemnified Party related to Buyer in connection with such Claim, including without limitation any Damages from a potential Third Party Proceeding.

3.4 Requirement of Resolution of Claims. Except as provided in Section 2.4(b) hereof, the Escrow Agent shall not act regarding any of the Escrow Fund held pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4 hereof and, in the case of a Contested Claim, it receives appropriate notice pursuant to Section 4.3 hereof.

Section 4. Resolution of Claims. Any Notice of Claim received by the Selling Member Representative and the Escrow Agent pursuant to Section 3 hereof shall be resolved as follows:

4.1 Third Party Proceedings. The provisions of Article X of the Purchase Agreement shall govern the procedures to be followed by Buyer and the Selling Member Representative regarding Third Party Proceedings.

4.2 Uncontested Claims. If, within thirty (30) calendar days after the Selling Member Representative receives a Notice of Claim, the Selling Member Representative does not contest such Notice of Claim (an “Uncontested Claim”) in a written notice delivered to the Escrow Agent pursuant to Section 4.3 hereof, then the Escrow Agent shall: (a) immediately charge and allocate that portion of the Escrow Fund required to satisfy the amount of Damages specified in such Notice of Claim; (b) update its books and records with respect to the Escrow Fund (the “Escrow Ledger”) to reflect the effect of the application of Escrow Fund; and (c) notify the Selling Member Representative in writing of the application of Escrow Fund as promptly as reasonably practicable.

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4.3 Contested Claims. If Buyer and the Escrow Agent receive a written notice from the Selling Member Representative contesting all, or a portion of, a Notice of Claim within the thirty (30) day period described in Section 4.2 hereof (a “Contested Claim”), then Buyer and the Selling Member Representative will work together in good faith to resolve their dispute for up to thirty (30) days. If the Selling Member Representative and Buyer should so agree, they shall execute a written settlement agreement complying with Section 4.6 hereof.

4.4 Multiplicity of Claims Permitted. The assertion of any single Claim for indemnification hereunder shall not bar Buyer or any Indemnified Party related to Buyer from asserting any other Claims hereunder.

4.5 Notice of Resolution of Claim. The Escrow Agent shall not deliver the Escrow Fund held pursuant to a Contested Claim until the Escrow Agent receives appropriate notice. Such notice must consist of delivery to the Escrow Agent of either: (a) written notice of the resolution of such Claim executed by both the Selling Member Representative and Buyer; (b) a written settlement agreement pursuant to Section 4.6 hereof; or (c) an appropriate final non-appealable order by a court of competent jurisdiction. The Escrow Agent shall be entitled to rely on any such notice, settlement agreement or order and make distributions in accordance with the terms thereof.

4.6 Settled Claims. If a Claim is resolved in a manner set forth in Section 4.3, then the Selling Member Representative and Buyer shall promptly deliver to the Escrow Agent written instructions on the appropriate charges or adjustments to be made to the Escrow Ledger, and the Escrow Agent shall, subject to Section 4.2 hereof, then: (a) immediately charge and allocate that portion of the Escrow Fund as required in connection with such settlement; (b) update the Escrow Ledger to reflect the effect of the application of Escrow Fund; and (c) notify the Selling Member Representative in writing of the application of Escrow Fund as promptly as reasonably practicable.

4.7 No Election of Remedies. Buyer shall institute Claims against the Escrow Fund and exhaust such Escrow Fund prior to proceeding against the Seller or the Members under the Purchase Agreement and, in satisfaction thereof, may elect to have such Escrow Fund deducted from the Escrow Ledger, after complying with the terms of the Purchase Agreement and this Agreement. The assertion of any single Claim hereunder will not bar Buyer from asserting other Claims hereunder or under the Purchase Agreement.

Section 5. The Escrow Agent.

5.1 Limitation of Escrow Agent’s Liability/Responsibility. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence. The Escrow Agent shall have no duty or responsibility: (a) for the validity or sufficiency of this Agreement, or to inquire into or investigate the validity, accuracy or content of any document that it receives, or to take notice of any provision of the Purchase Agreement, (b) to verify that the Selling Member Representative or Buyer received a Notice of Claim or other required notice, and (c) other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing. This Agreement expressly sets forth all duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. The Escrow Agent will not be

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required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of Maryland.

5.2 Use of Agents and Reliance on Counsel. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or through its agents or attorneys and shall be entitled to consult with its legal counsel as to any questions or matters arising hereunder. The reasonable, good faith written opinion of such legal counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any act or omission by the Escrow Agent undertaken in good faith and in accordance with the opinion of such legal counsel. The Escrow Agent shall have no liability for the conduct of any outside attorneys, accountants or other similar professionals it retains.

5.3 Reliance on Documents, Instruments, Etc. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

5.4 Incumbency. Contemporaneously with the execution and delivery of this Agreement, each of TVI, the Buyer and Selling Member Representative shall deliver an incumbency certificate and specimen signature, in form and substance satisfactory to Escrow Agent, as to the officers authorized to act on its behalf under this Agreement or, in the case of Selling Member Representative, his authority to act on behalf of the Holders under this Agreement. TVI, the Buyer and Selling Member Representative shall update their respective incumbency certificates from time to time to reflect any changes in such authorizations.

5.5 Indemnification of the Escrow Agent.

(a) For the purposes of this Section 5.4, references to the Escrow Agent shall include the Escrow Agent’s officers, directors, employees, counsel and agents.

(b) Each Party to this Agreement other than the Escrow Agent (each an “Indemnifying Party” and together the “Indemnifying Parties”) will jointly and severally reimburse, indemnify and hold harmless the Escrow Agent from and against any damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, “Loss”) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent’s services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any gross negligence or willful misconduct on the Escrow Agent’s part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another Party to this Agreement, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(c) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, the Escrow Agent’s retention of separate counsel will be reimbursable as herein above provided. The Escrow Agent’s right to indemnification hereunder will survive the Escrow Agent’s resignation or removal as the Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

(d) The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against the Escrow Agent arising out of this Agreement, or any action commenced against the Escrow Agent arising out of this Agreement, within five (5) business days after the Escrow Agent’s receipt of written notice of such claim. However, the Escrow Agent’s failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to the Escrow Agent under this Section 5.4 or otherwise unless such failure by the Escrow Agent to give such notice materially prejudices such Indemnifying Party.

5.6 Compensation and Expenses of Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be shared equally between Buyer, on the one hand, and the Seller, on the other hand, and shall be paid upon receipt by Buyer of a written invoice by Escrow Agent. The Escrow Agent’s fee schedule is attached as Exhibit A. If the fees and expenses due to Escrow Agent hereunder are not paid when due, or if the obligations of the other Parties to Escrow Agent under Section 5.5 are not satisfied on demand, then Buyer and the Selling Member Representative irrevocably authorize Escrow Agent to deduct any such amounts from the Escrow Fund without any further notice or demand to any person.

5.7 Resolution of Conflicting Demands. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Fund or the Escrow Ledger, the Escrow Agent shall have the right, at the Escrow Agent’s election, to either: (a) give written notice to the other Parties to this Agreement that it has received conflicting instructions from Buyer and the Selling Member Representative and is refraining from taking action until it receives instructions consented to in writing by both Buyer and the Selling Member Representative, or (b) resign so that a successor escrow agent can be appointed pursuant to Section 5.7 hereof. In the further event that the Escrow Agent gives written notice under (a) above and does not receive instructions consented to in writing by both Buyer and the Selling Member Representative within thirty (30) calendar days, then the Escrow Agent may file a suit in interpleader and obtain an order from a court of competent jurisdiction located in Baltimore City, Maryland, requiring the Parties to interplead and litigate in such court their several claims and rights among themselves. In this case, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent’s rights under this section shall be shared equally between Buyer, on the one hand, and the Members, on the other hand, and shall be paid upon receipt by Buyer of a written invoice by Escrow Agent.

5.8 Successor Escrow Agent.

(a) In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as Escrow Agent hereunder, the Escrow Agent may resign and be discharged from its duties

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hereunder by giving notice of resignation to the Parties to this Agreement, specifying a date not less than ten (10) days following such notice date of when such resignation shall take effect and refunding any prepaid but unearned fees previously paid to the Escrow Agent hereunder. Buyer and Selling Member Representative shall mutually agree upon a successor Escrow Agent reasonably satisfactory to the Selling Member Representative prior to the expiration of such ten (10) day period by giving written notice to the Escrow Agent and the Selling Member Representative. If no successor escrow agent is so named by Buyer and Selling Member Representative, then the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. In either case, the Escrow Agent shall promptly transfer the Escrow Fund and Escrow Ledger to the designated successor Escrow Agent.

(b) In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be the Escrow Agent hereunder without any further action by the Parties hereto.

5.9 Other Escrow Agent Matters.

(a) In the event that Escrow Agent makes any payment to any other Party pursuant to this Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another Party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other Party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to Escrow Agent upon written request the amount so paid to it.

(b) Escrow Agent shall, in its sole discretion, comply with judgements or orders issued or process entered by any court with respect to the Escrow Funds, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices. If Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(c) In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by Escrow Agent. Buyer and Selling Member Representative agree that such security procedure is commercially reasonable.

(d) Buyer and Selling Member Representative acknowledge that a portion of the identifying information requested by Escrow Agent is required in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each Party agrees to provide any additional information reasonably requested by Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. Prior to or in connection with the execution of this Agreement, each Party shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-8 or W-9, as applicable. Each Party represents that all identifying information provided to Escrow Agent, including without limitation, its TIN or Social Security Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date provided.

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Section 6. Selling Member Representative.

6.1 Powers of the Selling Member Representative. TVI, Buyer and the Selling Parties Representative agree that the Selling Parties Representative has been appointed as the initial Selling Parties Representative pursuant to the Purchase Agreement and in such capacity shall act as representative and agent of each of the Sellers in connection with this Agreement, including, without limitation, the power: (a) to receive and hold the proceeds payable pursuant to the Purchase Agreement and to distribute any amounts released under this Agreement to Seller; (b) to act for each Member and Seller with regard to the indemnification matters referred to in the Purchase Agreement and this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Member and Seller; and (c) to do or refrain from doing any further act or deed on behalf of each Member and Seller which the Selling Parties Representative deems necessary or appropriate in its sole discretion relating to the subject matter of the Purchase Agreement and this Agreement as fully and completely as such Member and Seller could if personally present.

6.2 Limitation of the Selling Member Representative’s Liability; Indemnification. The Seller Representative shall not be liable to Seller, Buyer, TVI, the Escrow Agent or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Seller Representative in his role as the Seller Representative under or in connection with this Agreement and the Purchase Agreement except as expressly set forth herein or in the Purchase Agreement.

6.3 Reliance. A decision, act, consent or instruction of the Selling Parties Representative shall constitute a decision of all Members and Seller and shall be final, binding and conclusive upon each Member and Seller. The Buyer and Escrow Agent may rely upon any such decision, act, consent or instruction of the Selling Parties Representative as being the decision, act, consent or instruction of the Members and Seller. Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as: (a) genuine and correct, and (b) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor such Escrow Agent shall be liable to either of the Members or Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance.

6.4 No Bond Required; No Compensation. No bond shall be required of the Selling Parties Representative, and the Selling Parties Representative shall receive no compensation for its services.

Section 7. General Provisions.

7.1 Entire Agreement; Conflicts. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof. Except as otherwise specified herein, in the event of a conflict between this Agreement and the Purchase Agreement, all Parties agree that the specific provisions of this Agreement shall control.

7.2 Assignment; Binding Nature. Neither Buyer nor Selling Member Representative may assign any of its rights and obligations hereunder without the prior written consent of the other Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

7.3 Construction of Agreement. This Agreement has been negotiated by the respective Parties hereto and their attorneys and has been reviewed by each of Buyer and Selling Member Representative. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either of them.

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7.4 Section Headings. A reference to a section, article or exhibit will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

7.5 Amendment. This Agreement may be amended by the written agreement of Buyer, the Escrow Agent and the Selling Member Representative; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Buyer and the Selling Member Representative, then the Escrow Agent shall resign and Buyer shall appoint a successor Escrow Agent in accordance with the provisions of Section 5.7 hereof. No amendment of the Purchase Agreement shall increase or alter the Escrow Agent’s duties, responsibilities or liability hereunder without the Escrow Agent’s written agreement.

7.6 Waiver. No waiver by any Party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless it is set forth in a writing signed by such Party. No waiver by any Party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The failure of any Party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

7.7 Severability. If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to affect the intent of the Parties hereto. The Parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.8 Governing Law. The validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Maryland, as applied to agreements entered into solely between residents of and to be performed entirely in the State of Maryland, without reference to that body of law relating to conflicts of law or choice of law.

7.9 Waiver of Jury Trial. Each of Buyer, the Selling Member Representative and each of the other Members hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such Parties in the negotiation, administration, performance and enforcement hereof.

7.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy will not preclude the exercise of any other.

7.11 Specific Performance. TVI, the Buyer and the Seller acknowledge that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties will be entitled to an injunction(s) to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof (including the indemnification provisions hereof) in any court of the United States or any state having jurisdiction. This is in addition to any other remedy to which the Parties might be entitled at law or in equity.

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7.12 Notices. All notices, instructions and other communications required or permitted to be given under this Agreement or necessary or convenient in connection herewith must be in writing and shall be deemed given: (a) when personally served; (b) one business day after deposit with an overnight courier service as shown by the records of such delivery service; (c) on the business day of transmission if such notice is sent by facsimile and the sender receives electronic confirmation of receipt by the recipient; or (d) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified or registered mail, postage prepaid, addressed as follows:

If to TVI or the Buyer:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy, President and CEO

with a copy to:

Whiteford, Taylor & Preston L.L.P.

Seven Saint Paul Street

Baltimore, MD 21202-1626

Attention: Frank S. Jones, Jr., Esq.

If to the Seller or the Selling Members’ Representative:

River Associates Investments, LLC

c/o River Associates Investments, LLC

633 Chestnut Street, Suite 1640

Chattanooga, Tennessee 37450

Attention: Mike D. Brookshire

with a copy to:

Miller & Martin, PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, TN 37402-2289

Attention: Jonathan F. Kent, Member

If to the Escrow Agent:

M&T Trust Company of Delaware

1220 North Market Street, Suite 202

Wilmington, DE 19801

Fax: (302) 661-2266

Attention: Corporate Trust Dept.

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or to such other address as a Party designates in a writing delivered to each of the other Parties hereto in accordance with this Section 7.12. Notwithstanding the foregoing, notices, instructions and other communications addressed to the Escrow Agent shall be deemed to have been given to the Escrow Agent only upon receipt by the Escrow Agent. The Escrow Agent may assume without inquiry (unless the Escrow Agent has written notice to the contrary) that notices received by it which are also required to be delivered to another Party have, in fact, been delivered to such other Party.

7.13 Third Parties. This Escrow Agreement is not for the benefit of any person or entity not a specific named party to it, except as otherwise provided herein.

7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as regards any Party whose signature appears thereon, but all of which together shall constitute one and the same instrument. This Agreement will become binding when two or more counterparts hereof, individually or taken together, bear the signatures of each of the Parties reflected hereon as signatories.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TVI CORPORATION	TVI HOLDINGS ONE, INC.

By:	By:
Richard V. Priddy, President and CEO	Richard V. Priddy, President and CEO

ESCROW AGENT:	SELLING MEMBER REPRESENTATIVE:

M&T TRUST COMPANY OF DELAWARE	RIVER ASSOCIATES INVESTMENTS, LLC

By:	By:
Title:	Title:

SELLER:

SIGNATURE SPECIAL EVENTS SERVICES, LLC

By:
Title:

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EXHIBIT A

ESCROW AGENT FEE SCHEDULE

The fee schedule listed below is subject to review and acceptance of the Escrow Agreement and any documents that relate to our duties. The fees listed below are based on the funds on deposit being invested in permitted money market funds. Changes to the Escrow Agreement, volume of activity, and differences in our understanding may change the fee schedule listed below.

Acceptance and Set Up Fee	$1,000.00
Annual Administration Fee	$2,000.00
Disbursement Fee (Check or wire)	$15.00 each
Investment Transaction Fees (Buy / Sell / Maturity / Substitution)	$25.00 each	*

*	These fees do not apply to select money market funds. Investments in money market funds not offered by the Escrow Agent will incur a minimum of a forty basis point sweep fee.

Out-of-pocket expenses (including, but not limited to, postage, shipping, limited government and tax reporting, etc.) that may incurred in the performance of our duties. Out-of-Pocket Expenses are typically four or five percent of the Annual Administration Fee. Excluded are travel related expenses, legal fees (if required), tax or government reporting, lockbox, or extraordinary situations or events. Extraordinary services such as lockbox or checking accounts will be billed in accordance with the duties and responsibilities. Extraordinary expenses will be billed as incurred.

The Acceptance Fee and Annual Administration Fee for the first year are paid at Closing. Thereafter the Annual Administration Fee is billed annually in advance and is not pro-rated.

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into effective as of the      day of October, 2006 (the “Effective Date”) by and between SIGNATURE SPECIAL EVENT SERVICES, LLC, a Delaware limited liability company (the “Seller”), and TVI HOLDINGS ONE, INC., a Maryland corporation (the “Buyer”) (each a “Party,” collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and the Buyer are parties to a certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to transfer and assign to the Buyer, and the Buyer has agreed to purchase and assume from Seller the Assumed Liabilities described in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement. This Assignment is being executed and delivered pursuant to and is subject to the Purchase Agreement. Nothing in this Assignment shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of any conflict between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

2. Assignment of Certain Rights. Seller does hereby bargain, transfer, assign, convey and deliver unto Buyer all of Seller’s right, title and interest in and to the Contracts and Bids, as listed in Seller’s Disclosure Schedules 3.15 and 3.16(a), and the Governmental Authorizations, as listed in Seller’s Disclosure Schedule 3.25, to have and to hold the Contracts, Bids and Governmental Authorizations unto Buyer, its successors and assigns, forever.

3. Assumption of Certain Obligations. Subject to the further terms of this Agreement, effective on the date hereof, Buyer, for itself and its successors and assigns, hereby covenants and agrees to pay and discharge as and when due only the liabilities as are listed on Schedule A, attached hereto and made a part hereof (the “Assumed Liabilities”). Seller acknowledges that it shall remain liable for all liabilities and obligations of Seller other than the Assumed Liabilities, which Assumed Liabilities shall specifically exclude, without limitation, the “Excluded Liabilities” identified on Schedule B hereto.

4. Conditions Relating to Consents. To the extent that Seller’s rights under any Contract or Governmental Authorization assigned hereunder may not be assigned without consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use commercially reasonable efforts to obtain any required consents. If any such consent shall not be obtained or if any assignment would be ineffective or would impair Buyer’s rights under the Contracts and Governmental Authorization in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Contracts and Governmental Authorization, shall act as Buyer’s

ASSIGNMENT AND ASSUMPTION AGREEMENT

agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Contracts and Governmental Authorization, with Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

5. Further Assurances. The Parties agree that they will take whatever action or actions are found to be reasonably necessary from time to time to effectuate the provisions and intent of this Agreement, and, to that end, the Parties agree that they will execute any further documents or instruments which may be necessary to give full force and effect to this Agreement or to any of its provisions.

6. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

7. Governing Law. This Assignment shall be governed by and interpreted under the laws of the State of Maryland without regard to the conflict of laws principles of that or any other jurisdiction.

8. Successors. This Assignment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

10. Counterparts. This Assignment may be executed in one or more counterparts, all of which shall, in the aggregate, be considered one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

ASSIGNMENT AND ASSUMPTION AGREEMENT

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SELLER:

SIGNATURE SPECIAL EVENT SERVICES, LLC

Thomas Brown, President

BUYER:

TVI HOLDINGS ONE, INC.

Richard V. Priddy, President & CEO

ASSIGNMENT AND ASSUMPTION AGREEMENT

SIGNATURE PAGE

Schedule A

Assumed Liabilities

(i) Those of Seller’s trade accounts payable and other operational accrued expenses including, without limitation, customer deposits, unearned revenue and payment obligations under credit cards, which have arisen in the Ordinary Course of Business and which constitute current liabilities and are included as such on the Final Balance Sheet (the “Other Accrued Expenses”); and

(ii) All Liabilities of Seller under the Material Contracts of Seller (other than those expressly listed on Schedule 3.15(a) of the Purchase Agreement as “Excluded Contracts”) arising after the Closing Date (the “Assumed Contracts”).

Notwithstanding anything to the contrary herein, Buyer shall not be deemed to assume or to be otherwise liable, and Seller will be responsible for, any Liabilities of Seller other than the Assumed Liabilities.

Schedule B

Excluded Liabilities

The Excluded Liabilities include, without limitation:

(i)	all amounts outstanding under any and all indebtedness for borrowed money, including lines of credit, letters of credit, notes payable and loans payable and any Related Party Loan Amounts;

(ii)	all environmental Liabilities that arise out of or result from events occurring or conditions existing on or prior to the Closing Date;

(iii)	except for those payment obligations expressly referenced in Purchase Agreement Section 2.3(a)(i), all Tax Liabilities of Seller, including any such Liabilities of Seller related to consummation of the Contemplated Transactions;

(iv)	any Liabilities arising out of Seller’s violation or failure to comply with any Legal Requirement or any Order;

(v)	except for those payment obligations expressly referenced in Purchase Agreement Section 2.3(a)(i), any Liability arising under any Seller Benefit Plans;

(vi)	except for those payment obligations expressly referenced in Purchase Agreement Section 2.3(a)(i), any Liability arising out of or relating to payroll, workers’ compensation, workers’ compensation premiums, or unemployment benefits arising prior to the Closing Date;

(vii)	except for those payment obligations expressly referenced in Purchase Agreement Section 2.3(a)(i), any Liability attributable to employment with Seller, work by independent contractors, or work for Seller through temporary or seasonal labor;

(viii)	any fees, costs and expenses incurred by Seller in connection with this Agreement and the Contemplated Transactions;

(ix)	any Liabilities of the Seller to any of Seller’s Members, equityholders or Affiliates;

(x)	any Liabilities arising out of Seller’s Breach under any Contracts of Seller or Governmental Authorizations prior to the Closing Date;

(xi)	any Liability associated with indemnity rights or other Claims under or related to the February 7, 2003 Asset Purchase Agreement entered into between United Rental, Inc. and Seller; and

(xii)	any matter or condition disclosed in Purchase Agreement Section 3.9(j) (with respect to the “IRS Independent Contractor Matter” and the “2004 Withholding Discrepancy”), Purchase Agreement Section 3.15(a)(xiii), Purchase Agreement Section 3.19, Purchase Agreement Section 3.21(c) and Purchase Agreement Section 3.23.

Exhibit E

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of this      day of October, 2006, from SIGNATURE SPECIAL EVENT SERVICES, LLC, a Delaware limited liability company (the “Seller”), to TVI HOLDINGS ONE, INC., a Maryland corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”)(capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement), providing for, subject to the terms and conditions set forth therein, the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of the “Assets” as defined in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1. Transfer of Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer and its successors and assigns, free and clear of any Encumbrance (other than as expressly set forth in Section 3.10 of the Purchase Agreement), all of Seller’ right, title and interest in and to the Assets.

2. Miscellaneous. This Bill of Sale is being executed and delivered pursuant to and is subject to the Purchase Agreement. Nothing in this Bill of Sale shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of any conflict between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control. This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the principles of conflict of laws of that or any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be executed and delivered as of the date first above written.

SELLER:

SIGNATURE SPECIAL EVENT SERVICES, LLC

Thomas Brown, President

EXHIBIT F

LANDLORD CONSENT TO ASSIGNMENT AND ESTOPPEL

THIS LANDLORD CONSENT TO ASSIGNMENT AND ESTOPPEL (this “Consent”) is entered into as of this      day of October, 2006, by and between (“Landlord”), SIGNATURE SPECIAL EVENT SERVICES, LLC, a Delaware limited liability company (“Tenant”) and TVI HOLDINGS ONE, INC., a Maryland corporation (“Assignee”).

RECITALS:

A. Landlord and Tenant are parties to that certain lease (“Lease”) dated                     , a copy of which is attached hereto as Exhibit A;

B. In connection with the sale of substantially all of its assets to Assignee pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), Tenant desires to assign the Lease to Assignee, a wholly-owned subsidiary of TVI Corporation; and

C. Tenant and Assignee desire to obtain the consent of Landlord to such assignment in accordance with the terms of the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Terms not otherwise defined in this Consent will have the meaning given such terms in the Lease.

2. Landlord’s Covenants. By its signature below, Landlord covenants, certifies, represents and warrants to Tenant and Assignee as follows:

(a) Landlord hereby consents to the assignment of the Lease by Tenant to Assignee. Landlord acknowledges that all conditions to such assignment as set forth in the Lease have been satisfied in full.

(b) The Lease is in full force and effect as of the date of Landlord’s execution of this Consent (the “Consent Date”). As of the Consent Date, neither Landlord nor Tenant is in breach or default of the Lease, and no event has occurred which with the giving of notice and/or passage of time would constitute a breach or default by Tenant.

(c) The Lease constitutes the entire agreement between Landlord and Tenant with respect to the property leased pursuant to the Lease, and there are no amendments, modifications, supplements or assignments, written or oral, to the Lease.

(d) Upon Assignee’s assumption of the Lease, Landlord shall release Tenant from any and all obligations and liabilities under the Lease incurred or accrued as of and after the date of the closing of the Purchase Agreement.

(e) Landlord acknowledges that Assignee is relying upon this Consent in agreeing to execute the Assignment in the form attached hereto as Exhibit B.

IN WITNESS WHEREOF, this Consent has been executed by Landlord this      day of October, 2006.

LANDLORD:

By:
Name:
Title:

TENANT:

SIGNATURE SPECIAL EVENT SERVICES, LLC

By:
Name:
Title:

ASSIGNEE:

TVI HOLDINGS ONE, INC.

By:
Name:
Title:

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EXHIBIT A

Lease

EXHIBIT B

Assignment

LEASE ASSIGNMENT

THIS LEASE ASSIGNMENT (this “Agreement”) is made and entered into as of October     , 2006, by and among Signature Special Event Services, LLC (“Tenant”) and TVI Holdings One, Inc. (herein “Assignee”).

W I T N E S S E T H :

WHEREAS, Tenant is a party to a lease agreement dated (the “Lease”) with                      (“Landlord”); and

WHEREAS, Tenant desires to assign the Lease to Assignee, and Assignee desires to accept such assignment upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the covenants and other provisions set forth in that certain Asset Purchase Agreement between Tenant and Assignee and related documents that together contemplate the sale of substantially all of the assets of Tenant from Tenant to Assignee, and for $10.00 and other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged, it is agreed:

1. Assignment. Tenant hereby sells and assigns to Assignee any and all of Tenant’s right, title, and interest in and to the Lease (the “Assignment”). A copy of the Lease is attached to and incorporated in this Agreement as Exhibit A.

2. Acceptance. Assignee hereby accepts the Assignment and promises and agrees to pay all future rent as due under the Lease and to faithfully perform all covenants, stipulations, agreements, and obligations under the Lease accruing on and after October     , 2006.

3. Agreement Binding. This Agreement shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements, and other documents as may be necessary to evidence or carry out the provisions of this Agreement.

IN WITNESS WHEREOF, all parties have caused this Agreement to be executed as of the date first above written.

TENANT:

SIGNATURE SPECIAL EVENT SERVICES, LLC

By:
Name:
Title:

ASSIGNEE:

TVI HOLDINGS ONE, INC.

By:
Name:
Title:

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EXHIBIT G

October     , 2006

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glenn Dale, Maryland 20769

Attention: Richard V. Priddy, President and CEO

Re:	Asset Purchase Agreement (the “Agreement”), dated October __, 2006, by and among TVI Corporation (“Parent”), TVI Holdings One, Inc. (“Buyer”), Signature Special Event Services, LLC (“Seller”), the member parties thereto (the “Members”), and River Associates Investments, LLC (“Seller’s Rep”).

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 8.3(h) of the Agreement. Unless otherwise defined in this opinion, capitalized terms used herein have the meanings ascribed to them in the Agreement.

A. We have acted as counsel to the Seller and the River Parties in connection with the preparation, execution and delivery of (1) the Agreement and (2) the Escrow Agreement by and among Parent, Buyer, the Members and M&T Trust Company of Delaware. The foregoing documents are referred to herein, collectively, as the “Transaction Documents.”

B. As counsel in the capacity indicated above, we have also examined, among other things, the following:

1. Copies of the (a) Certification of Formation of the Seller, as certified by the Delaware Secretary of State on                     , 2006 (the “Certificate of Formation”), and (b) the Amended and Restated Limited Liability Company Agreement of the Seller dated March 28, 2003, and all amendments thereto to date, as certified by the appropriate officer of the Seller;

2. Copies of the Amended and Restated Members’ Agreement dated March 28, 2003 by and among the Seller and the Members, and all amendments thereto to date, as certified by the appropriate officer of the Seller (together with the documents in paragraph B.1. above, the “Seller Governing Documents”);

3. Records of the limited liability company proceedings of the Seller relating to the Transaction Documents, as certified by the appropriate officer of the Seller (the “Resolutions”);

4. Certificates of good standing for the Seller issued by (i) the state of Delaware as of October 20, 2006 (the “Delaware Good Standing Certificate”), (ii) the state of California as of                     , 2006, (iii) the state of Florida as of October 23, 2006, (iv) the

state of Kentucky as of                     , 2006, (v) the state of New Jersey as of                     , 2006, and (vi) the state of North Carolina as of                     , 2006 (collectively, the “Certificates of Good Standing”); and

5. Certificates of public officials and such other documents, records and legal matters as we have deemed necessary or relevant for purposes of the opinions hereinafter expressed.

We have been furnished with and, with your consent, have relied upon (provided that we have no knowledge of anything to the contrary), certificates of officers of the Seller, and upon the representations and warranties of the Seller, as set forth in the Transaction Documents, in each case with respect to certain factual matters.

We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of the Seller; however, we have no knowledge of the existence or absence of such facts. In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Seller in matters related to the transactions contemplated by the Transaction Documents, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, and information on which we have relied are not accurate and complete. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have acted as counsel to the Seller with respect to the transactions contemplated by the Transaction Documents or who have recently acted as counsel on matters on behalf of the Seller.

C. In reaching the opinions set forth below, we have assumed (to the extent relevant), and to our knowledge there are no facts inconsistent with, the following:

1. All natural persons executing the Transaction Documents are legally competent to do so; all signatures on all documents submitted to us are genuine; all documents submitted to us as originals are authentic; all documents submitted to us as copies conform to the original documents, which themselves are authentic; all Transaction Documents have been properly completed with blank spaces filled in and exhibits attached and any revisions of such Transaction Documents and/or the attachment of exhibits thereto will not materially alter the terms and provisions of such documents;

2. The correctness and accuracy of all facts set forth in all certificates and reports;

3. All parties to the Transaction Documents (other than the Seller and the River Parties, for whom no such assumption is made) (such parties hereinafter referred to as the “Other Parties”) which are entities are duly organized, validly existing and in good standing under the laws applicable to their respective organization and are validly existing in all other places in which they are conducting their respective businesses;

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4. The Transaction Documents have been duly authorized, executed and delivered by each of the Other Parties (with genuine signatures by persons having legal capacity) for value received, and nothing in the charter, bylaws (or the equivalent thereof) of any of the Other Parties prohibits any of the Other Parties from executing the Transaction Documents or performing the transactions contemplated by the Transaction Documents and each of the Other Parties has the full corporate power and authority, as the case may be, to deliver and perform its obligations under the Transaction Documents and documents required or permitted to be executed, delivered and performed thereunder;

5. All Transaction Documents to which any Other Party is a party (or any individual who is a party to such Transaction Documents) constitute the legal, valid and binding obligations of such party, enforceable against it or such individual in accordance with the terms of said Transaction Documents;

6. With respect to all factual matters beyond our actual knowledge, the accuracy and completeness of all documents and records reviewed by us and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents;

7. All deliveries required to be made as a condition precedent to the obligations of the Seller under the Agreement have been made or that such delivery has been lawfully waived by the appropriate parties;

8. The Resolutions remain in full force and effect and no subsequent action has been taken to revoke, rescind or alter them or their intended purpose; and

9. We note that the parties to the Transaction Documents have designated the laws of the State of Maryland as the laws governing the Transaction Documents. Accordingly, our opinion in paragraph 3 below as to the validity, binding effect and enforceability of the Transaction Documents is premised upon the assumption that the laws of the State of Maryland are the same as the laws of the State of Tennessee and that a Maryland court ruling upon the Transaction Documents would reach the same results as a Tennessee court applying the internal laws of the State of Tennessee (notwithstanding the designation of the laws of the State of Maryland) to govern the interpretation and enforcement of the Transaction Documents.

D. Based on the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. Seller is a limited liability company duly organized, validly existing and, based solely upon the Delaware Good Standing Certificate, in good standing under the laws of the State of Delaware. Based solely on the Certificates of Good Standing, Seller is duly qualified to transact business and in good standing as a foreign limited liability company in the States of California, Florida, Kentucky, Maryland, New Jersey, and North Carolina.

2. Seller has all requisite limited liability company power and authority to execute and deliver the Agreement and the other Transaction Documents, and to consummate the Contemplated Transactions.

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3. The execution and delivery of the Agreement and the other Transaction Documents by Seller, and the consummation by Seller of the transactions contemplated thereby, have been duly and validly authorized by all necessary limited liability company and member actions. The Agreement and the other Transaction Documents have been duly and validly executed and delivered by Seller, and constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4. Neither the execution and delivery by Seller of the Agreement or the other Transaction Documents, nor the consummation by Seller of the transactions contemplated thereby: (a) will violate or conflict with any provision of the Seller Governing Documents; (b) except as set forth in Section 3.4(c) of the Disclosure Schedule, will conflict with, violate or require any notice, consent or waiver under any of the Material Contracts listed in Section 3.15 of the Disclosure Schedule, or, to our knowledge, under any other contract or instrument to which Seller is a party or by which it is otherwise bound; (c) to our knowledge, will result in the imposition of any Encumbrance upon any assets or property of Seller; or (d) to our knowledge, will violate any judgment, decree, order or award of any Governmental Body to which Seller is subject.

5. To our knowledge, except as set forth in Section 3.10(a)(v) of the Disclosure Schedule, there are no liens, mortgages or security interests with respect to the assets constituting personal property of Seller, with the exception of liens for current taxes and assessments not yet due and payable.

6. To our knowledge, except as set forth in Section 3.19 of the Disclosure Schedule, there is no Proceeding which is pending or has been threatened in writing against Seller which: (a) seeks either damages or equitable relief, or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Agreement or the other Transaction Documents.

7. To our knowledge, no authorization, approval or consent of, or any action by, any Governmental Body that has not been obtained or taken is required for the execution, delivery or performance of the Agreement by Seller.

E. Our opinions set forth above are subject to the following qualifications:

1. The enforceability of the rights and remedies provided in the Transaction Documents or any other agreement or instrument delivered by the Seller and the River Parties in connection with the consummation of the transactions contemplated thereunder as against or by any Other Party is subject to the effect of applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other laws of general application relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity from time to time in effect (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, indemnification, injunctive relief or other equitable remedies, principles of public policy, and requirements of commercial reasonableness and good faith;

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2. The effect of statutes or judicial decisions limiting or rendering ineffective certain provisions contained in the Transaction Documents, including, without limitation, those which: (i) purport to waive statutory or common law rights, (ii) provide that failure to exercise or delay in exercising a modification of any document orally or through conduct, custom or course of performance, action or dealing, and (iii) provide for indemnification to the extent such indemnification is against public policy;

3. The effect of judicial decisions permitting the introduction of extrinsic evidence, including but not limited to oral agreements, to modify the terms or the interpretation of the Transaction Documents.

4. We express no opinion as the validity or enforceability of documents, agreements, provisions of documents or agreements or the like, other than the Transaction Documents, which are incorporated by reference into the Transaction Documents, and the opinions herein are rendered without regard to such documents, agreements or provisions.

5. We do not express an opinion as to the enforceability of the non-competition or non-solicitation agreements set forth in the Transaction Documents.

6. The opinions expressed above are limited to the legal matters specifically addressed, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

7. We are not qualified to opine, and we do not opine, with respect to the laws of any jurisdiction other than the laws of the State of Tennessee, the federal laws of the United States and the Delaware Limited Liability Company Act.

* * * * *

The opinions expressed herein are rendered to you as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to supplement this opinion in the event of any change in applicable law or in the facts upon which any of the opinions herein are based. This letter may be relied upon by the addressees of this letter only in connection with the Transaction Documents and may not be used or relied upon by you or any other person for any purpose whatsoever. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

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